Exhibit 2.1
EXECUTION COPY

STOCK PURCHASE AGREEMENT
BY AND AMONG
PURCHASER,
THE COMPANY,
THE SELLERS
AND
THE SELLER REPRESENTATIVE
(each as defined herein)
DATED AS OF SEPTEMBER 23, 2021

TABLE OF CONTENTS
-i-

-ii-

-iii-

INDEX OF EXHIBITS, ANNEXES AND SCHEDULES
Schedule A    -    Sellers
Schedule B    -    Long-Term Deferred Revenue Tax Liability
Exhibit A    -    Preliminary Consideration Schedule
Exhibit B    -    Working Capital Principles and Example
Exhibit C    -    Form of Option Surrender Agreement
Exhibit D    -     Form of Escrow Agreement
Exhibit E    -    Form of Resignations
Company Disclosure Letter
-iv-

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 23, 2021, is by and among: (i) Progress Software Corporation, a Delaware corporation (“Purchaser”); (ii) MPC Kappa Holdings Inc., a Delaware corporation (the “Company”); (iii) the parties set forth on Schedule A annexed hereto (each, a “Seller” and collectively the “Sellers”); and (iv) solely in such Person’s capacity as the Seller Representative, MPC Kappa Investment LLC (the “Seller Representative”). Purchaser, the Company, the Sellers and the Seller Representative are sometimes collectively referred to in this Agreement as the “Parties” or, individually, as a “Party.”
RECITALS
WHEREAS, collectively the Sellers directly hold all issued and outstanding shares of capital stock of the Company (the “Purchased Shares”);
WHEREAS, the Parties now desire to enter into this Agreement pursuant to which the Sellers shall sell to Purchaser, and Purchaser shall purchase from the Sellers, all of the Purchased Shares, on the terms and subject to the conditions set forth in this Agreement (the “Acquisition”);
WHEREAS, as a result of the consummation of the Acquisition, Purchaser shall have acquired all of the Purchased Shares, which shall constitute direct ownership of one hundred percent (100%) of the issued and outstanding equity interests in the Company of every kind and description, and thereby shall have acquired indirect ownership of one hundred percent (100%) of the issued and outstanding equity securities of the Subsidiaries of the Company (such entities, together with the Company, collectively, the “Purchased Entities” and each, individually, a “Purchased Entity”); and
WHEREAS, concurrently with the execution of this Agreement, and as a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has entered into duly executed arrangements (collectively, the “Key Employee Agreements”) with each Employee identified on Section A of the Company Disclosure Letter (collectively, the “Key Employees”).
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I

GLOSSARY OF DEFINED TERMS
1.1    Definitions. As used herein, the following capitalized terms shall have the following meanings (terms defined in the singular to have the same meanings when used in the plural and vice versa):

“Affiliate” means, as to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “controlling” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Aggregate Option Cash Payment Amount” means the aggregate Option Cash Payment Amounts payable to all Option Holders, as set forth in the Consideration Schedule and calculated in a manner consistent with the allocation methodology used in the Preliminary Consideration Schedule.
“Agreed Amount” means part, but not all, of the Claimed Amount.
“Antitrust Authorities” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the states of the United States and any other Governmental Authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.
“Antitrust Laws” means: the Sherman Act, 15 U.S.C. §§ 1-7; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58; and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Legal Requirements that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Benefit Plan” means any (a) “employee benefit plans,” as defined in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by Section 3(3) of ERISA or another Section of ERISA, (ii) maintained outside the United States or (iii) individually negotiated or applicable only to one individual and (b) any other written or oral benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting agreements (except for agreements that provide for at will employment that can be terminated without notice and at no cost to the employer and do not include retention or deal-based bonuses), severance agreements, arrangements, plans or pay policies, stay or retention bonuses or compensation, incentive (including equity or equity-linked) plans, programs or arrangements, patent award programs, sick leave, vacation pay, plant closing benefits, salary continuation or insurance for disability, consulting, or other compensation arrangements, retirement, deferred compensation, bonus, stock purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code and any plans providing compensatory benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.
“Business Day” means any day on which commercial banks are not authorized or required to close in New York, New York.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Charter Documents” means, with respect to any Person (other than an individual), the certificate of incorporation and by-laws, certificate of formation and limited liability company agreement, partnership agreement, joint venture agreement, trust agreement, voting agreement or other similar governing documents of such Person.
“Claimed Amount” means the amount of any Losses incurred or reasonably expected to be incurred by the Purchaser Indemnified Parties in connection with a claim for indemnification pursuant to ARTICLE X.
“Closing Cash” means the aggregate amount of cash, cash equivalents and marketable securities of the Purchased Entities, including received but uncleared checks and money orders and deposits in transit but excluding all outstanding security or other custodial deposits and outstanding but uncleared checks, wire transfers and drafts with respect to payments by the Purchased Entities, in each case as of the Effective Time and determined in accordance with GAAP.
“COBRA” means the requirements for continuation health coverage under ERISA Section 601 et seq. and Section 4980B of the Code and any comparable state Legal Requirements.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
“Company Benefit Plan” means a Company Plan that is sponsored by the Company or a Subsidiary.
“Company Data” means all data and information stored or Processed by or on behalf of the Company or any of its Subsidiaries, including without limitation Personal Data.
“Company’s Knowledge” or “Knowledge of the Company” means the actual knowledge of Ray Downes, Peter Melerud, George Lo, Pavel Minařík, Jason Dover or Marguerite Leen and the knowledge each such individual could have acquired in the exercise of reasonable inquiry.
“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.
“Company Option” means any option to purchase common stock of the Company granted pursuant to the Company’s Stock Plan or otherwise.
“Company Plan” means each Benefit Plan (including any PEO Plan) with respect to which the Company or any of its Subsidiaries has any obligation or that is maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former officer, director, manager or Employee of the Company or its Subsidiaries or with respect to which the Company or any Subsidiary has any actual or contingent Liability.

“Company Privacy Policy” means each external or internal written privacy or security policy, notice, representation, obligation, or promise of any of the Company or its Subsidiaries, relating to: (a) the privacy or security of Personal Data regarding users of any product or service of the Company or its Subsidiaries; (b) the Processing or security of any Personal Data Processed by the Company or its Subsidiaries; or (c) Personal Data about individuals who are Employees or are associated with Persons with which the Company or any of its Subsidiaries has a Contract.
“Company Source Code” means the source code for any Computer Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Computer Software other than Computer Software licensed to the Company from third parties in object code form.
“Company Stock Plan” means the Company’s 2019 Stock Plan.
“Computer Software” means all software, applications, utilities, systems, development tools, diagnostics, databases and computer programs, including any and all versions of software implementations of algorithms, models and methodologies, databases and compilations, whether in source code, interpreted code or object code form, including user manuals and training materials, related to any of the foregoing.
“Confidentiality Agreement” means that certain confidentiality agreement, dated June 25, 2021, by and between Kemp Technologies Inc. and Purchaser.
“Contract” means any contract, subcontract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, covenant, undertaking, Encumbrance or other understanding, commitment, arrangement or obligation, whether written or oral.
“Copyrights” means all works of authorship, whether copyrightable or not, copyrights, and mask works.
“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.
“Customer Offerings” means (a) the products (including Computer Software and Documentation) that the Company or any Subsidiary (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Company or any Subsidiary (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six years, or (iii) currently plans to provide or make available to third parties in the future.

“Data Security Incident” means any actual, reported, or claimed breach of security of Personal Data or any systems, databases, or other locations where Personal Data is Processed by or on behalf of the Company or its Subsidiaries, regardless of whether such an incident triggers any notice or reporting obligations under applicable Information Privacy and Security Laws, including any actual, suspected, reported, or claimed (a) unauthorized access to, acquisition of, or Processing of Personal Data; (b) unauthorized or accidental loss, alteration, disclosure, deletion or destruction of Personal Data; (c) compromise, intrusion, interference with or unauthorized access to networks, systems, databases, servers, or electronic or other media of the Company’s or any of its Subsidiaries’ internal systems on which Personal Data is Processed or from which Personal Data may be accessed; or (d) other event that compromised the privacy, confidentiality, or integrity of Personal Data.
“Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.
“Effective Time” means 12:01 a.m. in New York, New York, on the Closing Date.
“Employee” means any employee currently or formerly working for the Company or any Subsidiary thereof.
“Encumbrances” means all mortgages, liens (statutory or otherwise), security interests, deeds of trust, claims, pledges, licenses, equities, options, rights of first refusal, conditional sales Contracts, assessments, levies, easements, reservations, restrictions, title defects, title retention Contracts, rights-of-way, limitations, restrictions on title or voting, charges or encumbrances of any nature whatsoever, but excluding, with respect to securities, transfer restrictions under applicable securities laws.
“Equityholders” means the Sellers and the Option Holders.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the regulations promulgated thereunder.
“ERISA Affiliate” means the Company, any Subsidiary of the Company or any entity that would be or would have been deemed a “single employer” with the Company or any Subsidiary of the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Estimated Cash” means a good faith estimate of the Closing Cash, as set forth in the Pre-Closing Certificate.

“Estimated Indebtedness” means a good faith estimate of the Indebtedness as of the Closing (without giving effect to any payments made at Closing, except as contemplated by clause (c) of the definition of Tax Liability Amount), as set forth in the Pre-Closing Certificate.
“Estimated Transaction Expenses” means a good faith estimate of the Transaction Expenses as of the Closing (without giving effect to any payments made at Closing), as set forth in the Pre-Closing Certificate.
“Estimated Working Capital” means a good faith estimate of the Working Capital, as set forth in the Pre-Closing Certificate.
“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.
“Export Control Rules” means all Legal Requirements relating to the export, transshipment, re-export or other transfer of goods, data, software, technology, or services to any end users, end uses or destinations or trading embargoes or other trading restrictions.
“Final Cash” means the Closing Cash, as finally determined pursuant to Section 2.3.
“Final Indebtedness” means the Indebtedness as of the Closing (without giving effect to any payments made at Closing, except as contemplated by clause (c) of the definition of Tax Liability Amount), as finally determined under Section 2.3.
“Final Payment Amount” means the Base Purchase Price, plus the aggregate exercise price of all Company Options outstanding as of immediately prior to the Closing, plus Final Cash, minus the Escrow Funds, minus the Final Indebtedness, minus the Final Transaction Expenses, minus the Seller Representative Expense Amount, plus the amount, if any, by which Final Working Capital exceeds the Upper Working Capital Target, minus the amount, if any, by which Lower Working Capital Target exceeds the Final Working Capital.
“Final Transaction Expenses” means the Transaction Expenses as of the Closing (without giving effect to any payments made at Closing), as finally determined under Section 2.3.
“Final Working Capital” means the Working Capital, as finally determined under Section 2.3.
“Flowmon Transaction” means the transactions consummated pursuant to the Share Purchase Agreement dated November 5, 2020 entered into by and among Kemp Technologies, Inc. and each of the Sellers (as defined therein) party thereto.
“Fraud” means Delaware common law fraud; provided that “Fraud” shall not include constructive fraud, equitable fraud or fraud inferred or presumed by conduct rather than a false representation.

“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any foreign or domestic, national, supranational, federal, state, provincial, local or municipal court or governmental, regulatory, administrative, quasi-governmental or regulatory department, authority, commission or agency, or any stock exchange, self-regulatory authority or arbitrator.
“IDA Grant Agreements” means that certain (a) Agreement, dated March 13, 2014, by and between the Industrial Development Agency (Ireland), Kemp Technologies Limited and Kemp Technologies Inc. and (b) Agreement, dated December 10, 2010, between the Industrial Development Agency (Ireland), Kemp Technologies Limited and Kemp Technologies Inc.
“Indebtedness” means, as to the Purchased Entities, without duplication, the following: (i) the principal amount of indebtedness (whether secured or unsecured, and whether with or without recourse) of such Person for money borrowed and other indebtedness of such Person evidenced by notes, debentures, bonds or other debt securities or similar written instruments for which such Person is liable (but excluding all intercompany indebtedness solely between the Company and any of the other Purchased Entities); (ii) all obligations of such Person for the deferred purchase price of property or services , including any earn-out, milestone, royalty or similar contingent payment obligations but excluding trade accounts payable and other accrued current liabilities to the extent reflected in the Working Capital; (iii) 10% of long-term deferred revenue plus the Tax liability arising from recognition after the Closing of long-term deferred revenue incurred prior to the Closing, which Tax liability shall be calculated in accordance with the methodology set forth on Schedule B; (iv) all obligations of such Person under capital leases (determined in accordance with GAAP in the manner applied by the Company and its Subsidiaries (to the extent consistent with GAAP)); (v) all obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Encumbrances on such Person’s assets; (vi) all obligations of such Person incurred for the unwinding of any hedge, swap or other derivative transaction, in each case, to the extent payable if such arrangements are terminated at the Closing; (vii) obligations of such Person pursuant to conditional sale or other title retention agreements; (viii) any unpaid Taxes of such Person for which payment has been deferred pursuant to Section 2302 of the CARES Act, IRS Notice 2020-65 or any substantially similar applicable federal, state, local or non-U.S. Legal Requirements; (ix) all letters of credit, banker’s acceptance, overdraft or similar credit transaction for which such Person is liable to the extent drawn upon; (x) the Tax Liability Amount; (xi) all liabilities (including for performance) associated with grants and subsidies awarded on or after August 1, 2021 for which any of the Purchased Entities have received cash; (xii) any unpaid Liabilities of MPC Kappa Holdings Inc. (xiii) all obligations of such Person for accrued but unpaid interest expense and any unpaid penalties, fees, expenses, charges, prepayment, early termination or make-whole penalties or premiums or other breakage costs as to any indebtedness described in clauses (i) through (xii) above; and (xiv) all guarantees for which such Person is liable for any obligations of the type referred to in clauses (i) through (xiii) above.

“Information Privacy and Security Laws” means: (a) any and all applicable Legal Requirements concerning the Processing of Personal Data, including, to the extent applicable, the Federal Trade Commission (FTC) Act, as applied or interpreted by the FTC; the Children’s Online Privacy Protection Act (COPPA) and the FTC’s COPPA rule; the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and all applicable HIPAA rules and regulations; state data protection Legal Requirements, including the California Consumer Protection Act (CCPA) and its implementing regulations;  Massachusetts 201 CMR 17.00: Standards for the Protection of Personal Information of Residents of the Commonwealth; state data breach notification Legal Requirements; state data privacy and consumer data protection Legal Requirements; the European Union’s Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 (General Data Protection Regulation); the European Union’s Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002 concerning the processing of personal data and the protection of privacy in the electronic communications sector (Directive on privacy and electronic communications), as amended by Directive 2009/136/EC of 25 November 2009; and all other applicable data privacy, data security, data protection, and consumer data protection Legal Requirements of any jurisdiction.
“Initial Payment Amount” means the Base Purchase Price, plus the aggregate exercise price of all Company Options outstanding as of immediately prior to the Closing, plus Estimated Cash, minus the Escrow Funds, minus the Estimated Indebtedness, minus the Estimated Transaction Expenses, minus the Seller Representative Expense Amount, plus the amount, if any, by which Estimated Working Capital exceeds the Upper Working Capital Target, minus the amount, if any, by which Lower Working Capital Target exceeds the Estimated Working Capital.
“Intellectual Property” means, whether owned or held for use, rights in and to: (i) Trademarks; (ii) Patents, and inventions, invention disclosures, discoveries and improvements (whether or not patentable); (iii) Copyrights; (iv) trade secrets; (v) Computer Software; and (vi) domain names and uniform resource locators, in each case, as applicable, including any registrations of, applications to register, and renewals, modifications and extensions of, any of the foregoing with or by any Governmental Authority, or other applicable registrar, in any jurisdiction.
“Internal Systems” means the Computer Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Company or any of its Subsidiaries in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or any Subsidiary or hosted at a third party site.
“International Plan” means a Company Plan that primarily covers persons employed outside the United States, other than Mandated Plans.
“Legal Requirements” means all domestic and foreign statutes, ordinances, codes, constitutions, treaties or other laws, rules, regulations, orders, common law or requirements, enacted, adopted or promulgated by any applicable Governmental Authority, including any order, judgment, writ, injunction, award or decree of any court, administrative body, judge, justice, magistrate, or arbitrator.
“Liability” means any debt, loss, damage, adverse claim, fine, fee, penalty, Tax, expense, liability or obligation of any kind, whether direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, absolute, contingent, matured or unmatured, liquidated or unliquidated, disputed or undisputed, due or to become due and whether in contract, tort, strict liability or otherwise, and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.
“Lookback Date” means December 31, 2018.
“Losses” means damages, losses, costs, claims, obligations, expenses or other Liabilities, including amounts paid in settlement, reasonable attorneys’ fees and other expenses of litigation, arbitration or other dispute resolution procedures.
“Lower Working Capital Target” means negative $10,043,603.
“Mandated Plan” means an International Plan that provides solely benefits mandated by a Governmental Authority.
“Material Adverse Effect” means an event, occurrence, change, effect, circumstance or development (each, an “Event”) that, individually or in the aggregate when taken together with all other Events, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries (taken as a whole) or (b) the ability of any Purchased Entity or Seller to consummate the Acquisition and the transactions contemplated hereunder or to perform its obligations hereunder on a timely basis; provided that solely in the case of clause (a) of this definition, none of the following, to the extent arising after the date of this Agreement, shall be deemed to constitute or shall be taken into account in determining whether there has been, or would reasonably expected to be, a Material Adverse Effect: (i) any change in political, economic or business conditions generally; (ii) any change in the financial, banking, currency, capital, insurance or securities markets (whether in the United States or any other country, and including any disruption thereof and any decline in the price of any security or any market index); (iii) any change to conditions generally affecting any industry in which the Company or any of its Subsidiaries operate; (iv) any hurricane, earthquake, flood or other natural disaster, national or international political or social conditions, the engagement in hostilities by the United States, whether or not pursuant to a declaration of war or national emergency, or the occurrence of any military attack or act of terrorism, or any epidemic, pandemic, disease outbreak (including COVID-19), public health emergency, or quarantine or so-called “stay at home” requirement, pronouncement or policy declared by any Governmental Authority; (v) any change in GAAP or Legal Requirements; (vi) the announcement of the transactions contemplated hereby or the identification of Purchaser as the prospective acquirer of the Purchased Entities; provided that the exception contained in this clause (vi) shall not apply to Events arising from or constituting a breach of Section 4.5; or (vii) the failure to meet projections (provided that the underlying specific causes of any such failure to meet projections may be taken into account in determining whether there has been a Material Adverse Effect); provided, that any Event otherwise excluded by any of clauses (i) through (v) above shall be taken into account in determining whether there has been or would or could be a Material Adverse Effect if the impact of such Event is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the same industries in which the Company and its Subsidiaries operate.
“Open Source Materials” means all Computer Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.
“Option Cash Payment Amount” means the portion of the Initial Payment Amount that is payable to each Option Holder with respect to the Company Options held by such Option Holder as set forth in the Consideration Schedule and calculated in a manner consistent with the allocation methodology used in the Preliminary Consideration Schedule.
“Option Holder” means any holder of Company Options.
“Ordinary Course of Business” means, with respect to any action by a Person, that such action is taken in the ordinary course of business consistent with past custom and practice of such Person (including with respect to frequency and amount).
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Subsidiary, in whole or in part.
“Patents” means all issued patents (including design patents and utility patents), pending patent applications, and any and all reissues, divisions, continuations, continuations-in-part, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom.
“PEO Plan” means each Benefit Plan that is sponsored or maintained by Insperity, Inc. or an Affiliate thereof.
“Permitted Encumbrances” means: (i) any Encumbrance incurred or deposit or pledge made in the Ordinary Course of Business in connection with or to secure worker’s compensation, unemployment insurance or old age pension programs mandated by Legal Requirements; (ii) any statutory, carriers’, warehousemen’s, workers’, repairers’, materialmen’s, mechanics’ and other similar Encumbrances, in each case incurred in the Ordinary Course of Business relating to obligations as to which there is no breach or default on the part of the Company or any of its Subsidiaries; (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) as to real property, any zoning requirements or restrictions that do not interfere with the conduct of the business of the Company and its Subsidiaries as it is currently conducted; (v) as to real property, any statutory liens of landlords, lessors or renters for amounts not yet due and payable; (vi) as to real property, all matters of survey, easements or reservations of, or rights of others for, rights of way, highway and railroad crossings, sewers, electric lines, telegraph and telephone lines which a current survey, inspection or title report of such property would show, and which do not interfere with the present use of such property by the Company and its Subsidiaries; (vii) any liens on leased equipment arising under equipment leases with third parties entered into in the Ordinary Course of Business; and (viii) all Encumbrances listed in Section 1.1 of the Company Disclosure Letter.
“Person” means a corporation, association, joint venture, general or limited partnership, limited liability company, trust, business, individual, syndicate, association, Governmental Authority, or any other legal entity.
“Personal Data” means any data or information in any media that relates to an identified or identifiable specific individual, and any other data or information that constitutes personal data, personal information, or personally identifiable information under any applicable Legal Requirements, including the applicable Information Privacy and Security Laws, which may include, but is not limited to, a natural person’s first and last name, home or other physical address, telephone number, e-mail address, username and password, photograph, video or audio file that contains a person’s image or voice, Social Security number, driver’s license number, passport number or other government-issued identification number, biometric information, credit or debit card or other financial information, or customer or account number, IP address, cookie information, identification number, location data that relates to an identifiable person, browser, computer or device, and is capable of determining with reasonable specificity the actual physical location of such person, browser, computer or device, an online or other persistent identifier, or one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of an individual but only to the extent that any of the foregoing relates to an identified or identifiable specific individual or device.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion beginning after the Closing Date of any Straddle Period.
“Preliminary Consideration Schedule” means the schedule attached hereto as Exhibit A and dated the date hereof, setting forth, for each Seller and Option Holder, the Company’s good faith estimate of the information to be set forth in clauses (A), (B), (C), (D), (E), (F) and (G) of Section 2.3(a).
“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Pro Rata Percentage” means, with respect to any Seller, a fraction expressed as a percentage, (a) the numerator of which is the number of Purchased Shares held by such Seller as of immediately prior to the Closing, and (b) the denominator of which is the aggregate number of Purchased Shares outstanding as of immediately prior to the Closing.

“Proceeding” means any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel or benefit plan administrator.
“Processing” or “Processed” means any operation or set of operations or set of operations that is performed upon data or information, whether or not by automatic means, such as collection, recording, organization, structuring, storage, access, acquisition, creation, derivation, recordation, organization, storage, adaptation or alteration, correction, retrieval, maintenance, consultation, use, disclosure, dissemination, transmission, transfer, or otherwise making available, alignment, combination, blocking, storage, restriction, retention, deleting, erasure, or destruction.
“Purchaser Indemnified Parties” means Purchaser and its Affiliates (including, after the Closing, the Company and its Subsidiaries).
“Purchaser Material Adverse Effect” means, with respect to Purchaser, any Event which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the Acquisition and the transactions contemplated hereunder or to perform its obligations hereunder on a timely basis.
“R&W Insurer” means Ambridge Partners LLC.
“Response” means a written response delivered by the Seller Representative to Purchaser pursuant to, and containing the information provided for in, Section 10.2(e).
“Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.
“Seller Representative Expense Funds” means, at any given time, the Seller Representative Expense Amount (and including any interest or other earnings thereon, if any), less any and all amounts disbursed therefrom in accordance with this Agreement.
“Straddle Period” means any taxable period that includes but does not end on the Closing Date.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, a corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
“Tax” or “Taxes” means all taxes, charges, fees, levies or other assessments (whether federal, state, local, or non-U.S.), including income, excise, franchise, real or personal property, sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, unemployment, workers’ compensation, social security, national health contributions, pension and employment insurance contributions, use, value added, capital, escheat, license, severance, stamp, premium, windfall profits, environmental, capital stock, profits, withholding, disability, registration, customs duties, employment, alternative or add-on minimum, estimated or other tax of any kind whatsoever (whether disputed or not), including any related charges, fees, interest, penalties, additions to tax or other assessments.
“Tax Liability Amount” means an amount, which may be negative solely to the extent of estimated or other Tax payments made prior to the Closing Date in respect of the relevant type of Tax described in clause (i), (ii) or (iii) for the relevant taxable period, equal to the aggregate unpaid Taxes of the Purchased Entities in respect of Pre-Closing Tax Periods (i) as to which the relevant Tax first becomes due after the date hereof, (ii) as to which the relevant Tax Return first becomes due after the date hereof (taking into account extensions) or (iii) beginning on or after January 1, 2021, (x) with (a) Taxes for any Straddle Period apportioned between the Pre-Closing Tax Period portion of such Straddle Period and the remainder of such Straddle Period under the principles of Section 8.6(a)(i) and (b) Taxes attributable to any partnerships or specified foreign corporations (within the meaning of Section 965(e) of the Code) apportioned under the principles of Section 8.6(a)(ii), and (y) as determined (a) taking into account (1) any rights to refunds of Taxes of any Purchased Entity accrued in accordance with GAAP, and (2) except as otherwise provided in this definition, without regard to any actions taken, including any election under Section 338 of the Code or any similar provision of state, local or non-U.S. income Tax law, after Closing, (b) as though a safe harbor election was made by the Purchased Entities under Revenue Procedure 2011-29 in connection with the transactions provided for herein, (c) taking into account any deductions or credits arising on account of the payment or incurrence of the Transaction Expenses, the payment of the Indebtedness, and the payments to Option Holders, in each case that are properly reportable and deductible by the applicable Purchased Entities in Pre-Closing Tax Periods (for the avoidance of doubt, determined, in the case of the Option Cash Payment Amount, without application of the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and without application of Section 404(a)(5) of the Code), (d) except as provided in clause (c), with all determinations and calculations under this definition made in accordance with the historic practices of the Purchased Entities as of immediately prior to the date hereof, except as otherwise required pursuant to a change in applicable Legal Requirements or change in circumstances occurring after the date of the most recent actions or inactions by the relevant Purchased Entity reflecting such historic practices, and (e) with no Transfer Taxes taken into account. For the avoidance of doubt, to avoid double-counting, any income recognized after the Closing in respect of long-term deferred revenue incurred prior to the Closing shall be disregarded in determining the Tax Liability Amount.
“Tax Returns” means any return, declaration, report, claim for refund, information return or other statement (including any amendments and any schedules or attachments) filed or required to be filed with any Governmental Authority with respect to Taxes.
“Third Party Action” means any Proceeding by a Person other than a party to this Agreement for which indemnification may be sought by Purchaser pursuant to ARTICLE X.

“Trademarks” means all registered trademarks, pending trademark applications, common law trademarks, service marks, brand names, trade names and other indications of origin, and the goodwill associated with the foregoing.
“Transaction Document” and “Transaction Documents” mean, collectively and individually, this Agreement, the Company Disclosure Letter and all documents executed by the Sellers, the Purchased Entities, or Purchaser or any Affiliate of Purchaser referred to in this Agreement or executed in connection herewith.
“Transaction Expenses” means, without duplication, all fees, costs, expenses and other obligations incurred by any Purchased Entity at or prior to the Closing (or pursuant to arrangements entered by any Purchased Entity prior to the Closing) in connection with the Acquisition or the other transactions contemplated hereby but which are not paid prior to the Closing, including (i) all fees and expenses for the services of accountants, lawyers, investment bankers, brokers, auditors and other advisors and experts (including, for the avoidance of doubt, costs associated with the restatement of the consolidated audited financial statements of the Company and its Subsidiaries for the years ended December 31, 2020 and December 31, 2019), (ii) fifty percent (50%) of the fees and expenses of the D&O Tail Policy and “run off” coverage contemplated by Section 8.7(b), (iii) Employee bonuses (including all retention and other bonus arrangements made in connection with the Flowmon Transaction), solely to the extent not accrued in the Financial Statements, plus the employer’s share of any payroll or employment Taxes with respect thereto, (iv) any change of control payments, sale or other bonuses, retention obligations or similar amounts payable to Employees in connection with the transactions contemplated hereby (excluding, for the avoidance of doubt, any amounts payable (x) in connection with a termination of employment after the Closing or (y) in connection with arrangements entered into by Purchaser or its Affiliates), plus the employer’s share of any payroll or employment Taxes with respect thereto, (v) the fees and expenses of obtaining a one (1) year “tail” policy for the Company’s existing cyber insurance policy (regardless of whether a more favorable policy is obtained) and (vi) the employer’s share of any payroll or employment Taxes with respect to the payments to the Option Holders in connection with the Closing contemplated hereunder. For the avoidance of doubt, Transaction Expenses shall not include any Transfer Taxes.
“Upper Working Capital Target” means negative $9,043,603.
“Working Capital” means, as of the Effective Time, an amount equal to (a) the current assets of the Company and its Subsidiaries minus (b) the current liabilities of the Company and its Subsidiaries, in each case, as determined on a consolidated basis in accordance with GAAP and the accounting principles and policies utilized in the Working Capital Principles and Example; provided, that GAAP shall be determined in the manner applied in the Audited Financial Statements and Working Capital shall not include any (i) Tax assets or Tax liabilities of the Company or its Subsidiaries, (ii) Transfer Taxes, (iii) Indebtedness, (iv) Closing Cash, (v) amount taken into account in calculating the Transaction Expenses, (vi) historical grants and subsidies received by any Purchased Entity, (vii) prepaid and accrued expenses of MPC Kappa Holdings Inc., (viii) unrecorded intercompany asset balances or (ix) prepaid commissions and (x)

purchase accounting adjustment for deferred revenue recorded at MPC Kappa Holdings Inc.; provided, further, that, in the event of any inconsistency between GAAP and the principles, policies, practices and methods set forth in the Working Capital Principles and Example, those set forth in the Working Capital Principles and Example will be given precedence over GAAP.
“Working Capital Adjustment” means the amount, if any, by which Estimated Working Capital or Final Working Capital, as applicable, exceeds the Upper Working Capital Target, or by which the Lower Working Capital Target exceeds Estimated Working Capital or Final Working Capital, as applicable.
“Working Capital Principles and Example” means the sample calculation of the Working Capital, in the form annexed hereto as Exhibit B.
1.2    Additional Definitions. The following terms defined elsewhere in this Agreement shall have the respective meanings therein defined:
Accounting Firm    Section 2.3(e)
Acquisition    Recitals
Acquisition Engagement    Section 12.14(a)
Agreement    Preamble
Anti-Bribery Laws    Section 4.22
Assets    Section 4.11
Audited Financial Statements    Section 4.6(a)
Auditor Determination    Section 2.3(e)
Balance Sheet Date    Section 4.6(b)
Base Purchase Price    Section 2.2
Claim Notice    Section 10.2(d)
Closing    Section 3.1
Closing Certificate    Section 2.3(b)
Closing Date    Section 3.1
Company    Recitals
Company 401(k) Plan    Section 4.12(c)
Company Closing Certificate    Section 9.3(a)
Company Disclosure Letter    ARTICLE IV
Company Registrations    Section 4.17(a)
Consideration Schedule    Section 2.3(a)
Continuing Employees    Section 8.5(a)
Contracting Parties    Section 8.10
D&O Costs    Section 8.7(b)
D&O Expenses    Section 8.7(b)
D&O Indemnifiable Claim    Section 8.7(b)
D&O Indemnifying Party    Section 8.7(b)
D&O Indemnitee(s)    Section 8.7(a)
D&O Tail Policy    Section 8.7(b)
Debt Payments    Section 3.2(b)(iii)

Disputed Matters    Section 2.3(e)
Dispute Notice    Section 2.3(e)
Escrow Account    Section 3.2(a)(ii)
Escrow Agent    Section 3.2(a)(ii)
Escrow Agreement    Section 3.2(a)(ii)
Escrow Funds    Section 3.2(a)(ii)
Exchange Act    Section 4.5
FCPA    Section 4.22
Final Payment Adjustment Amount    Section 2.3(c)
Financial Statements    Section 4.6(b)
Forward Looking Data    Section 4.26
Government Contract    Section 4.18(a)(xiii)
HSR Act    Section 4.5
Interim Period    Section 7.1
IP Assignment Agreement    Section 4.17(l)
IRS    Section 4.12(b)
Key Employees    Recitals
Key Employee Agreements    Recitals
Leased Real Property    Section 4.10(b)
Licensed Intellectual Property    Section 4.17(c)
Material Contracts    Section 4.18(a)
Material Customer    Section 4.20(a)
Material Distributor    Section 4.20(a)
Material Owned Intellectual Property    Section 4.17(a)
Material Supplier    Section 4.20(a)
MPC    Section 8.1(b)
Most Recent Balance Sheet    Section 4.6(b)
Nonparty Affiliates    Section 8.10
Notice Period    Section 10.2(b)
Option Surrender Agreement    Section 2.6(a)
Party(ies)    Preamble
Pay-Off Letters    Section 8.16
Permits    Section 4.9(b)
Policies    Section 4.19
PPACA    Section 4.12(h)
Pre-Closing Certificate    Section 2.3(a)
Proprietary Information    Section 8.2(a)
Purchase Price    Section 2.2
Purchased Shares    Recitals
Purchaser    Preamble
Purchaser Closing Certificate    Section 9.2(a)
R&W Insurance Policy    Section 6.8
Real Property Lease    Section 4.10(c)
Releasee    Section 8.10
Releasor    Section 8.10

Representatives    Section 4.27
Required Consents    Section 3.2(a)(v)
Review Period    Section 2.3(c)
Seller/Sellers    Preamble
Seller Affiliated Parties    Section 8.8
Seller Representative    Preamble
Seller Representative Expense Amount    Section 3.2(b)(vi)
Termination Date    Section 11.1(b)
Third Party Action Notice    Section 10.2(a)
Transfer Taxes    Section 8.6(b)
Unaudited Financial Statements    Section 4.6(b)
WARN    Section 4.13(e)
Withholding Certificate    Section 3.2(a)(iv)
ARTICLE II

SALE AND PURCHASE OF PURCHASED SHARES
2.1    Sale and Purchase of Purchased Shares. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Sellers agree to sell, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase and accept delivery from the Sellers, all of the Sellers’ right, title and interest in, to and under the Purchased Shares, free and clear of any Encumbrance.
2.2    Purchase Price. The total purchase price to be paid by Purchaser for the Purchased Shares and Company Options is Two Hundred Fifty Seven Million Eight Hundred Thirty Two Thousand Five Hundred Dollars ($257,832,500) (the “Base Purchase Price”), plus Closing Cash, minus the Indebtedness as of the Closing, minus the Transaction Expenses, plus the amount, if any, by which Final Working Capital exceeds the Upper Working Capital Target, minus the amount, if any, by which Lower Working Capital Target exceeds the Final Working Capital (the “Purchase Price”), subject to any payments from the Escrow Funds or the Seller Representative Expense Funds and the indemnification rights set forth in ARTICLE X.
2.3    Computation of Initial Payment Amount; Consideration Schedule; Adjustment.
(a)    The Company shall deliver to Purchaser, at least three (3) Business Days prior to the Closing Date, a certificate prepared by the Company (the “Pre-Closing Certificate”), which shall set forth the Company’s calculation of: (i) the Estimated Cash; (ii) the Estimated Indebtedness separately enumerating each of the Debt Payments, the identity of each Person entitled to a Debt Payment, and the wire instructions for each Debt Payment; (iii) the Estimated Transaction Expenses separately enumerating each of the Transaction Expenses, the identity of each Person to whom Transaction Expenses are owed and wire instructions for payment of each of the Transaction Expenses; (iv) the Aggregate Option Cash Payment Amount and wire instructions for payment of such amount to the Company; (v) the Seller Representative Expense Amount and wire instructions for payment of such amount to the Seller Representative; (vi) the Estimated Working Capital and the Working Capital Adjustment calculated based thereon; and

(vii) the calculation of the Initial Payment Amount. Together with the delivery of the Pre-Closing Certificate, the Company shall deliver to Purchaser (x) the Pay-Off Letters, (y) final invoices submitted by each Person to whom any Transaction Expenses are (or at the Closing will be) owed, and (z) a statement prepared in accordance with the Company’s Charter Documents in a format and using an allocation methodology consistent with the Preliminary Consideration Schedule (the “Consideration Schedule”) setting forth a true and complete list of (A) the name of each Seller and Option Holder, (B) the number of Purchased Shares or Company Options held by such holder, (C) the aggregate consideration to be paid to each Seller in respect of such Seller’s Purchased Shares at the Closing pursuant to this Agreement and the Company Charter Documents (and any applicable withholding Taxes required by applicable Legal Requirements), (D) the Option Cash Payment Amount to be paid to each Option Holder in respect of such Option Holder’s Company Options at the Closing (E) the aggregate portion of the Escrow Funds deposited on behalf of each Seller in respect of such Seller’s Purchased Shares, (F) the aggregate portion of the Seller Representative Expense Fund deposited on behalf of each Seller in respect of such Seller’s Purchased Shares, (G) each Seller’s Pro Rata Percentage, and (H) wire instructions and bank account information for each Seller. Purchaser shall be entitled to rely conclusively on the Consideration Schedule, and, as between the Equityholders, on the one hand, and Purchaser, on the other hand, any amounts delivered by the Purchaser to any Equityholder in accordance with the Consideration Schedule in effect from time to time shall be deemed for all purposes to have been delivered to the applicable Equityholder in full satisfaction of the obligations of the Purchaser to such Equityholder under ARTICLES II and III. Prior to the Closing, the Company agrees to make available to Purchaser and its accountants, representatives and agents reasonable access, during normal business hours, in such a manner so as not to unreasonably interfere with the operations of the Company and its Subsidiaries (subject to the Confidentiality Agreement and any reasonable health and safety limitations or restrictions on its facilities, personnel or properties in connection with COVID-19) and upon reasonable prior written notice, to all working papers, books, records, financial data, calculations and other documentation of the Company, its Subsidiaries and their respective accountants or financial advisors used in the preparation of the Pre-Closing Certificate or otherwise relevant to the computation of the amounts set forth therein or the calculation of the Initial Payment Amount. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to disclose any information to Purchaser if (1) such disclosure would result in a loss of the ability to successfully assert a claim of any attorney-client or other legal privilege, (2) such disclosure would contravene any Legal Requirement or Contract to which the Company or any of its Subsidiaries is a party or is subject, provided that in the case of clauses (1) and (2), the Company shall use commercially reasonable efforts to disclose some or all of such information in a manner that does not violate any such Legal Requirements or obligation or forfeit such privilege, or (3) such information is pertinent to any litigation in which the Company or any of its Subsidiaries, on the one hand, and Purchaser or any of their respective Affiliates, on the other hand, are adverse parties. If Purchaser objects to the Pre-Closing Certificate, the Company and Purchaser will work together in good faith to resolve the issues in dispute. If all disputed issues are resolved, the amounts as agreed upon by Purchaser and the Company shall be used to determine the calculation of the items comprising the Pre-Closing Certificate. If Purchaser and the Company are unable to resolve all such disputed issues within three (3) Business Days following Purchaser’s receipt of the Pre-Closing Certificate, the disputed items shall be as determined by Company; provided that if the Company’s calculation of the Initial Payment Amount exceeds Purchaser’s calculation of the Initial Payment Amount by more than $200,000, the amount of the Escrow Funds shall be increased by the absolute value of such excess of the Company’s calculation over Purchaser’s calculation and the payments set forth in Section 3.2(b)(i) shall be reduced accordingly.
(b)    As promptly as practicable following the Closing Date, but in no event later than seventy-five (75) days thereafter, Purchaser shall cause to be prepared and delivered to the Seller Representative a certificate (the “Closing Certificate”) setting forth Purchaser’s calculation of: (i) the Final Cash; (ii) the Final Indebtedness separately enumerating each of the Debt Payments; (iii) the Final Transaction Expenses separately enumerating each of the Transaction Expenses; (iv) the Final Working Capital and the Working Capital Adjustment calculated based thereon; and (v) the Final Payment Amount calculated based on the foregoing. In the event that Purchaser fails to deliver the Closing Certificate within such seventy-five (75) day period, then the Seller Representative shall be entitled, but not required, to either (x) seek and receive specific performance to enforce the terms and provisions of this Section 2.3 to cause the Closing Certificate to be prepared and delivered (and Purchaser shall not object or assert any defense thereto) or (y) provide written notice of such failure to Purchaser and Purchaser may, within ten (10) Business Days of receiving such written notice, deliver the Closing Certificate and the failure of Purchaser to deliver the Closing Certificate within such ten (10) Business Day period shall result in the Pre-Closing Certificate being final, non-appealable and binding on the Parties and the amounts set forth therein shall be utilized to determine the Purchase Price and the Final Payment Amount.
(c)    The Seller Representative shall have forty-five (45) days from the date on which the Closing Certificate (the “Review Period”) has been delivered pursuant to Section 2.3(b) to review the Closing Certificate. If the Seller Representative does not timely submit a Dispute Notice pursuant to Section 2.3(e), then within three (3) Business Days of the earlier of the end of the Review Period or the Seller Representative’s confirmation that it will not dispute the Closing Certificate:
(i)    In the event that the Final Payment Amount is greater than or equal to the Initial Payment Amount, (A) Purchaser shall pay the amount, if any, by which the Final Payment Amount exceeds the Initial Payment Amount to Sellers in accordance with their respective Pro Rata Percentages as set forth in the Consideration Schedule and (B) the Seller Representative and Purchaser shall, in accordance with the Escrow Agreement, instruct the Escrow Agent to distribute to Sellers all of the Escrow Funds in accordance with their respective Pro Rata Percentages as set forth in the Consideration Schedule.
(ii)    In the event that the Initial Payment Amount exceeds the Final Payment Amount (such excess amount being referred to as the “Final Payment Adjustment Amount”), the Seller Representative and Purchaser shall instruct the Escrow Agent to release (A) to Purchaser from the Escrow Funds an amount equal to the Final Payment Adjustment Amount and (B) to Sellers, the remaining portion of the Escrow Funds (if any) in accordance with their respective Pro Rata Percentages as set forth in the Consideration Schedule. Release of Escrow

Funds shall be Purchaser’s sole and exclusive remedy with respect to the Final Payment Adjustment Amount, and none of the Sellers shall have any liability or obligation for any amount by which the Final Payment Adjustment Amount exceeds the amount of the Escrow Funds.
All amounts paid pursuant to this Section 2.3 shall be paid by bank wire transfer of immediately available funds.
(d)    During the Review Period, Purchaser agrees to make available to the Seller Representative and its accountants and agents reasonable access, during normal business hours (subject to any reasonable health and safety limitations or restrictions on its facilities, personnel or properties in connection with COVID-19) and upon reasonable prior written notice, to all working papers, books, records, financial data, calculations and other documentation of Purchaser or the Purchased Entities or their respective accountants or financial advisors used in the preparation of the Closing Certificate. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Subsidiaries shall be required to disclose any information to the Seller Representative if (i) such disclosure would result in a loss of the ability to successfully assert a claim of any attorney-client or other legal privilege, (ii) such disclosure would contravene any Legal Requirement or Contract to which Purchaser or any of its Subsidiaries is a party or is subject, provided that in the case of clauses (i) and (ii), Purchaser shall use commercially reasonable efforts to disclose some or all of such information in a manner that does not violate any such Legal Requirements or obligation or forfeit such privilege, or (iii) such information is pertinent to any litigation in which Purchaser or any of its Subsidiaries, on the one hand, and the Sellers or any of their respective Affiliates, on the other hand, are adverse parties.
(e)    If the Seller Representative disputes the Closing Certificate or any component thereof or the calculation of the Final Payment Amount shown on the Closing Certificate or any component thereof, the Seller Representative shall give written notice (the “Dispute Notice”) to Purchaser within the Review Period or any extension thereof mutually-agreed upon in writing. Any component of the Closing Certificate (including any element of any component) that the Seller Representative does not expressly dispute in the Dispute Notice shall be deemed to be accepted and agreed to by the Seller Representative. If the Seller Representative and Purchaser are unable to resolve any of the disputed matters within thirty (30) days after receipt by Purchaser of the Dispute Notice, all disputed matters raised in the Dispute Notice and not so resolved (the “Disputed Matters”) shall be submitted to PricewaterhouseCoopers LLP or, if PricewaterhouseCoopers LLP is unwilling or unable to serve in such role, to an independent nationally recognized accounting firm selected in writing by the Seller Representative and Purchaser (the “Accounting Firm”), for final resolution in accordance with the terms and provisions of this Agreement. The Parties acknowledge that all discussions related to a Dispute Notice pursuant to this Section 2.3(e) are without prejudice communications made in confidence with the intent of attempting to resolve a litigious dispute and are subject to settlement privilege. Neither Purchaser nor the Seller Representative shall have any written or oral ex parte communications with the Accounting Firm relating to this Section 2.3 or this Agreement, and the Accounting Firm shall not conduct an independent investigation in respect of its determination nor consider any settlement discussions or offers relating to any Disputed Matter between

Purchaser and the Seller Representative. Purchaser and the Seller Representative shall instruct the Accounting Firm to make its determination as to the resolution of the Disputed Matters (the “Auditor Determination”) as soon as possible, but in no event later than thirty (30) days after receipt of the Disputed Matters. The Accounting Firm shall act as an expert and not as an arbitrator (acting in accordance with the guidelines and procedures set forth in this Agreement), shall limit its review to the Disputed Matters only, shall be obligated to follow the terms and conditions set forth in this Agreement, and shall not be entitled to award, as to any Disputed Matter, an amount greater than the greatest value claimed by either Party or less than the least amount claimed by either Party. Absent fraud or manifest error, the Auditor Determination shall be final, non-appealable and binding upon the Parties. The Auditor Determination shall be reflected in a written report which shall be delivered promptly by the Accounting Firm to the Seller Representative and Purchaser. The responsibility for the fees and expenses of the Accounting Firm shall be borne proportionally by Purchaser and the Seller Representative based upon how much their respective calculations of the Final Payment Amount differ from the calculation thereof as finally determined by the Accounting Firm. Any payment to be made as a consequence of the Auditor Determination by the Accounting Firm shall be made, free and clear of any deductions or set-off, not later than three (3) Business Days after the receipt of the Auditor Determination by the Seller Representative and Purchaser, in accordance with the provisions of clauses (i) and (ii) of Section 2.3(c) based on the Final Payment Amount set forth in the final written report of the Accounting Firm reflecting the Auditor Determination.
2.4    Withholding. Each Party hereto, each Subsidiary of the Company, and the Escrow Agent shall be entitled to deduct and withhold, any amounts they are required to deduct and withhold pursuant to any provision of applicable Legal Requirements concerning Tax matters in connection with any payments required to be made by them pursuant to the terms of this Agreement. To the extent that amounts are so withheld and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person otherwise entitled to receive such payments pursuant to this Agreement. In the event Purchaser determines that it must deduct or withhold any amount from any payment to a Seller for Purchased Shares (other than (a) as a result of a failure by the Company to deliver the certification required in Section 3.2(a)(iv), or (b) as a result of a failure by a Seller to deliver an IRS Form W-9 as required in Section 3.2(a)(iii) certifying such holder is exempt from backup withholding), Purchaser will use commercially reasonable efforts to provide at least three (3) Business Days’ prior written notice thereof to the Seller Representative including a reasonably detailed explanation therefor and to reasonably cooperate with the Seller Representative in obtaining an exemption from or reduced rate of such withholding to the extent available under Legal Requirements.
2.5    Escrow Funds. The Escrow Funds shall be held in escrow pursuant to the Escrow Agreement and shall be available solely to satisfy any amounts to be paid to Purchaser pursuant to Section 2.3(c), and the Escrow Funds shall be held and released in accordance with the Escrow Agreement and the provisions of Section 2.3. The fees payable to the Escrow Agent shall be payable by Purchaser.

2.6    Company Options. Prior to the Closing Date, the board of directors of the Company shall adopt the necessary resolutions, and the Company shall take all other actions, necessary to effect the following (each to be effective immediately prior to and contingent upon the Closing):
(a)    The Company shall cause each Option Holder of any Company Option that is then outstanding (whether such Company Option is vested or unvested, but not to the extent it has theretofore been exercised) to execute and deliver an Option Surrender Agreement in the form attached as Exhibit C hereto (an “Option Surrender Agreement”) pursuant to which such Option Holder shall agree to surrender such Company Option in exchange for the right to receive an amount equal to the Option Cash Payment Amount set forth opposite such Option Holder’s name on the Consideration Schedule, subject to withholding as provided in Section 2.4; provided, however, that notwithstanding anything to the contrary herein, no portion of the Initial Payment Amount shall be payable to any Option Holder unless and until such Option Holder shall have executed and delivered to Purchaser an Option Surrender Agreement.
(b)    Upon the surrender of any Company Option pursuant to this Section 2.6, such Company Option shall no longer represent the right to acquire any shares of Company common stock, but shall entitle the Option Holder to receive only such Option Holder’s respective Option Cash Payment Amount.
(c)    Purchaser shall cause the Company to pay to each Option Holder such Option Holder’s respective Option Cash Payment Amount pursuant to this Section 2.6 (subject to any applicable withholding as provided in Section 2.4) in accordance with the Consideration Schedule, which payment shall be made (x) as part of the next scheduled payroll run that is at least three (3) Business Days following the Closing Date, or (y) if such Option Holder is not an Employee, by check or ACH within three (3) Business Days following the Closing Date.
ARTICLE III

CLOSING
3.1    Closing. The Acquisition and the other transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) to take place remotely via the electronic exchange of documents and signatures, on the third (3rd) Business Day after the date upon which all conditions set forth in ARTICLE IX (other than such conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or, to the extent permitted by Legal Requirements, waiver of such conditions) have been satisfied or, to the extent permitted by Legal Requirements, waived, or at such other time, date and location as the Parties may agree in writing (the date on which the Closing occurs is referred to herein as the “Closing Date”).
3.2    Closing Deliveries and Payments.
(a)    Deliveries by the Company. At or before the Closing, the Company shall deliver, or cause to be delivered, to Purchaser:

(i)    duly executed stock powers and assignments (in customary form and not containing any representations, warranties or covenants) representing all of the Purchased Shares;
(ii)    duly executed resignations from each of the officers and directors of the Purchased Entities, other than those excluded pursuant to Section 9.3(h), effective as of the Closing Date, in the form attached hereto as Exhibit E;
(iii)    a properly completed and executed IRS Form W-9 or the appropriate IRS Form W-8, as applicable, from each Seller;
(iv)    a certification dated as of the Closing stating that no interests in the Company are “U.S. real property interests,” together with a notice, which Purchaser is authorized to mail to the Internal Revenue Service following Closing on behalf of the Company, to the Internal Revenue Service under Treasury Regulations Section 1.897-2(h), both in form and substance reasonably satisfactory to Purchaser (collectively, the “Withholding Certificate”);
(v)    the consents which are set forth on Section 4.5 of the Company Disclosure Letter and marked with an asterisk as being a required consent (the “Required Consents”)
(vi)    evidence in form and substance reasonably acceptable to Purchaser that the agreements and other arrangements listed on Section 3.2(a)(vi) of the Company Disclosure Letter have been terminated, in each case without any current or future Liability to Purchaser or any of the Company and its Subsidiaries; and
(vii)    the documents and instruments required to be delivered by the Company or the applicable Sellers under Section 9.3.
(b)    Deliveries and Payments by Purchaser. At or before the Closing, Purchaser shall deliver or cause to be delivered:
(i)    to each Seller, such Seller’s Pro Rata Percentage of the Initial Payment Amount (in accordance with the Consideration Schedule) by wire transfer of immediately available funds to such Seller’s bank account as identified in the Consideration Schedule;
(ii)    to Wells Fargo Bank, N.A. (the “Escrow Agent”), Two Million Dollars ($2,000,000.00) (such amount, including any interest or other amounts earned thereon, less any investment losses thereon and disbursements therefrom, the “Escrow Funds”), by wire transfer of immediately available funds to the applicable account (the “Escrow Account”), which shall be held in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing by Purchaser, the Seller Representative and the Escrow Agent, in the form annexed hereto as Exhibit D (the “Escrow Agreement”);
(iii)    to the Person(s) set forth in the Pay-Off Letters and the Pre-Closing Certificate, by wire transfer of immediately available funds, the amounts payable to such creditors set forth in the Pay-Off Letters and the Pre-Closing Certificate (the “Debt Payments”);

(iv)    to the Person(s) and in the amounts identified on the Pre-Closing Certificate, by wire transfer of immediately available funds to the accounts designated in the Pre-Closing Certificate, the Estimated Transaction Expenses;
(v)    to the Company, by wire transfer of immediately available funds to the account designated in the Pre-Closing Certificate, the Aggregate Option Cash Payment Amount from which the Company shall pay to each Option Holder the portion of the Initial Payment Amount payable to such holder pursuant to Section 2.6;
(vi)    to the Seller Representative, Five Hundred Thousand Dollars ($500,000) (such amount, the “Seller Representative Expense Amount”) in cash, by wire transfer of immediately available funds, to the account designated in the Pre-Closing Certificate, such Seller Representative Expense Funds to be disbursed as provided in Section 12.15(f); and
(vii)    to the applicable Sellers, the documents and instruments required to be delivered by Purchaser under Section 9.2.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered to Purchaser on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:
4.1    Organization; Authority. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing (where such concept is applicable) under the Legal Requirements of its respective jurisdictions of formation or incorporation and has all requisite power and authority to own, operate or lease its respective assets and properties and to carry on its respective business as currently conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is applicable) in each jurisdiction in which the character of the respective properties owned, operated or leased by it or the nature of the respective activities conducted by it make such qualification or licensing and good standing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to result in any material Liability or the loss of any material right or material benefit with respect to the Company or any of its Subsidiaries. The Company has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
4.2    Enforceability; Authorization. This Agreement and each other Transaction Document to which the Company is or will be a party has been or will be duly executed and delivered by, and constitutes or will constitute a legal, valid and binding obligation of, the Company, enforceable against the Company in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement and each other Transaction Document to which the Company is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company and no other proceedings on the part of the Company or its shareholders are necessary to authorize this Agreement and the Transaction Documents to which the Company is or will be a party or to consummate the transactions contemplated hereby or thereby pursuant to the terms and conditions of this Agreement and the other Transaction Documents.
4.3    Organizational Documents. The Company has made available to Purchaser complete and correct copies of all Charter Documents of the Company and each Subsidiary of the Company, in each case as amended and as currently in effect. The Charter Documents of the Company and each Subsidiary of the Company are in full force and effect, and no other Charter Documents are applicable to or binding upon the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any provisions of its respective Charter Documents.
4.4    Capitalization; Subsidiaries.
(a)    The Company’s authorized and outstanding capital stock is as set forth by class on Section 4.4(a) of the Company Disclosure Letter. Section 4.4(a) of the Company Disclosure Letter identifies the Persons that are the owners of all of the issued and outstanding capital stock of the Company and the number and class of shares held by each such Person. All of the Company’s issued and outstanding capital stock is duly authorized, validly issued, fully paid and non-assessable, was not issued in violation of any option, right of first refusal, preemptive right, subscription right or any similar right, agreement or commitment, or in violation of any Legal Requirement. Other than as set forth in Section 4.4(a) and Section 4.4(d) of the Company Disclosure Letter, there are no outstanding: (i) shares of capital stock, equity securities or other ownership interests in the Company or securities of the Company convertible into or exchangeable for shares of capital stock, equity securities or other ownership interests in the Company, (ii) shares of capital stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, (iii) options, calls, restricted stock, warrants, or other agreements or commitments of any character to acquire from the Company, or obligations of the Company to issue, sell, dispose, purchase, redeem or transfer, any capital stock, equity securities or other ownership interests (or securities convertible into or exchangeable for capital stock, equity securities or other ownership interests) in the Company, or to pay any dividend or to make any other distribution in respect thereof, (iv) Company equity awards, or (v) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, equity securities or other ownership interests in the Company.
(b)    All the issued and outstanding shares of the capital stock of the Company (i) are owned of record by the Sellers, (ii) are duly authorized, validly issued, fully paid and non-assessable, (iii) were not issued in violation of any option, right of first refusal, preemptive right, subscription right or any similar right, agreement or commitment, and (iv) were issued free of or in compliance with any applicable preemptive rights.
(c)    Section 4.4(c) of the Company Disclosure Letter sets forth a correct and complete list of each Subsidiary of the Company, each such Subsidiary’s jurisdiction of formation or incorporation, as applicable, its authorized and outstanding capital stock or equity interests and the holder(s) thereof. The Company owns, directly or indirectly through another Purchased Entity, all of the issued and outstanding equity interests of each of the Subsidiaries of the Company, free and clear of all Encumbrances other than Encumbrances created by Purchaser and Permitted Encumbrances. No Purchased Entity has any Subsidiaries or holds any equity or similar interests, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity or similar interests, of another Person, other than as set forth on Section 4.4(c) of the Company Disclosure Letter. All of the outstanding shares of capital stock, voting securities or other equity securities of each Subsidiary of the Company (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) were not issued in violation of any option, right of first refusal, preemptive right, subscription right or any similar right, agreement or commitment, and (iii) were issued free of or in compliance with any applicable preemptive rights.
(d)    Section 4.4(d) of the Company Disclosure Letter sets forth a complete and accurate list of: (i) the number of shares of common stock of the Company issued to date under the Company Stock Plan, the number of shares of common stock of the Company subject to outstanding Company Options under the Company Stock Plan and the number of shares of common stock of the Company reserved for future issuance under the Company Stock Plan, (ii) the names of all holders of outstanding Company Options, indicating with respect to each Company Option the number of shares of common stock of the Company subject to such Company Option, and the exercise price, and (iii) for all awards under clauses (i) and (ii), the date of grant, and the vesting schedule, including whether (and to what extent) the award provides for acceleration of the vesting in any way in connection with the Acquisition or any of the other transactions contemplated by this Agreement or upon related, concurrent or subsequent employment termination, or in combination with any other event. The Company has made available to Purchaser complete and accurate copies of the Company Stock Plan and forms of all award agreements evidencing currently outstanding Company Options and other equity compensation. With respect to each Company Option (whether outstanding or previously exercised), (A) each such Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and qualified upon any exercise, (B) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (C) each such grant was made in accordance with the terms of the Company Stock Plan, the Securities Act, the Exchange Act, to the extent applicable, and all other Legal Requirements and no such grant is or has been the subject of any internal investigation, review or inquiry, and (D) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes)

of the Company. All Company Options were granted under the Company Stock Plan. Neither the Company nor any of its Subsidiaries has granted or promised any stock options or other equity compensation since March 31, 2021, and there are no outstanding promises to grant stock options or other equity compensation. The treatment of Company Options pursuant to this Agreement complies with the terms of the Company Stock Plan, the applicable award agreements, and Legal Requirements, and any consents required to comply with Section 3.2(b)(v) have been received or will be received before the Closing.
(e)    Except as set forth in Section 4.4(e) of the Company Disclosure Letter, there is no Contract between the Company and any holder of its securities, or, to the Company’s Knowledge, among any holders of its securities, relating to the sale or transfer (including Contracts relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act or the securities Legal Requirements of any other jurisdiction, or voting, in each case, of the capital stock of the Company.
(f)    The Preliminary Consideration Schedule sets forth a true, correct and complete summary of the allocation (estimated in good faith as of the date hereof) of the amounts payable to the Equityholders pursuant to this Agreement and the Charter Documents of the Company. The Consideration Schedule will set forth a true, correct and complete summary of the allocation of the amounts payable to the Equityholders pursuant to this Agreement. The allocation of payments set forth on the Preliminary Consideration Schedule and the Consideration Schedule complies with the terms of the Company’s Charter Documents, the Options and the Company Stock Plan.
4.5    No Conflict; Required Filings and Consents. The execution and delivery by the Company of this Agreement and each Transaction Document to which it is or will be a party does not, and the performance of this Agreement and each Transaction Document to which it is or will be a party and the consummation by it of the transactions contemplated hereby and thereby will not, (i) conflict with or violate any provision of the Charter Documents of the Company or any of its Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by, and all filings described in, Section 4.5 of the Company Disclosure Letter are obtained or made (x) conflict with or violate any Legal Requirements applicable to the Company or any of its Subsidiaries or (y) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a breach or default) under, or impair the rights of the Company or any of its Subsidiaries or alter the rights or obligations of any third party under, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the properties or assets of the Company or any of its Subsidiaries, except as to clauses (x) and (y) as would not, individually or in the aggregate, reasonably be expected to result in any material Liability or the loss of any material right or material benefit with respect to the Company or any of its Subsidiaries or prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, or that arise as a result of any facts or circumstances relating to Purchaser or any of its Affiliates, and (iii) require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, other than (w) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (“Exchange Act”), (x) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and for the expiration of the required waiting period thereunder, and (y) for the consents, approvals, authorizations and permits described in Section 4.5 of the Company Disclosure Letter.
4.6    Financial Statements.
(a)    The Company has made available to Purchaser a correct and complete copy of a consolidated audited balance sheet (including the notes thereto) of the Company and its Subsidiaries for each of the years ended December 31, 2020, December 31, 2019 and December 31, 2018, together with the consolidated audited statements of income and cash flows for each of the period of twelve (12) months ended December 31, 2020, December 31, 2019 and December 31, 2018 respectively (collectively, the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), are consistent with the books and records of the Company and its Subsidiaries and fairly present in all material respects the financial condition, results of operations and income and cash flows of the Company and its Subsidiaries, as of the date thereof and for the period indicated, except as otherwise set forth in the notes thereto.
(b)    The Company has made available to Purchaser a correct and complete copy of a consolidated unaudited balance sheet of the Company and its Subsidiaries as of June 30, 2021 (such unaudited balance sheet, the “Most Recent Balance Sheet”, and such date, the “Balance Sheet Date”), together with the applicable consolidated unaudited statement of income and cash flows for the six (6) month period ended on June 30, 2021 (the “Unaudited Financial Statements” and, collectively with the Audited Financial Statements, the “Financial Statements”). The Unaudited Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are consistent with the books and records of the Company and its Subsidiaries and fairly present in all material respects the financial condition, results of operations and income and cash flows of the Company and its Subsidiaries, as of the dates thereof and for the periods indicated, except that the Unaudited Financial Statements do not contain notes and are subject to normal year-end adjustments (which, individually or in the aggregate, will not be material).
(c)    The Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and each of its Subsidiaries and to maintain accountability for the Company’s and each such Subsidiary’s assets, (iii) access to assets of the Company and each of its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and each of its Subsidiaries is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
(d)    The minute books and other similar records of the Company and each of its Subsidiaries contain complete and accurate records of all actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, board of directors (or comparable governing body) or any committee thereof and all written consents executed in lieu of the holding of any such meeting since the Lookback Date.
4.7    Absence of Certain Changes. Since December 31, 2020, except as set forth in Section 4.7 of the Company Disclosure Letter, (a) the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business, except for the negotiation, execution, delivery and performance of this Agreement and the Transaction Documents, (b) no Event has occurred that has had a Material Adverse Effect, and (c) the Company and its Subsidiaries have not taken any of the actions described in clauses (a) through (r) of Section 7.1.
4.8    Litigation. Except as disclosed in Section 4.8 of the Company Disclosure Letter, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or affecting any of the Company’s or any of its Subsidiaries’ properties or assets or against any director, officer or, to the Knowledge of the Company, holder of capital stock of the Company (in each case, in his, her or its capacity as such), in each case, other than any Proceedings that, individually or in the aggregate, would not be material. Since the Lookback Date, no written notice (or, to the Knowledge of the Company, verbal notice) of any Proceeding involving or relating to the Company or any of its Subsidiaries, whether pending or threatened, has been received by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to, or serve as a basis for, any Proceeding against or affecting the Company or any of its Subsidiaries. There are no outstanding material judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Authority, by arbitration or otherwise) against or involving the Company or any of its Subsidiaries. There is no Proceeding by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.
4.9    Compliance with Law; Permits.
(a)    The Company and its Subsidiaries have operated and are currently operating their business in all material respects in compliance with all applicable Legal Requirements. Neither the Company, nor any of its Subsidiaries has been notified in writing, (or, to the Knowledge of the Company, otherwise) since the Lookback Date of any noncompliance or alleged noncompliance with any Legal Requirement. Neither the Company nor any of its Subsidiaries has conducted any internal investigation with respect to any actual, potential or alleged violation of any Legal Requirement by any manager, member or other equity holder, officer or employee or concerning any actual or alleged fraud.

(b)    Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, certificates, approvals, and orders (“Permits”) of all Governmental Authorities material to the conduct of the Company’s and its Subsidiaries’ respective businesses as presently conducted. A complete list of all such Permits is set forth in Section 4.9(b)(i) of the Company Disclosure Letter. Except as set forth in Section 4.9(b)(ii) of the Company Disclosure Letter, all Permits required to be set forth on Section 4.9(b)(i) of the Company Disclosure Letter are in full force and effect and no such Permit will be subject to material loss or limitation or obligation to re-apply, as a result of the consummation of the Acquisition. The Company and its Subsidiaries are operating in compliance with such Permits in all material respects. No suspension or cancellation of any such Permit has been threatened in writing (or, to the Knowledge of the Company, verbally) since the Lookback Date and, to the Knowledge of the Company, there is no basis for believing that any such Permit will not be renewable upon expiration.
(c)    Each of the Company and its Subsidiaries is and has at all times been in compliance in all material respects with all applicable Export Control Rules, including all applicable regulations pertaining to the disclosure of technical information to foreign Persons wherever located and/or the provision of access to such technical information by such foreign Persons. Neither the Company nor any of its Subsidiaries has received any written notice (or, to the Knowledge of the Company, verbal notice) alleging that the Company or any of its Subsidiaries has not been in compliance in any material respect with, or that it has or had liability under, such Export Control Rules. Neither the Company nor any of its Subsidiaries or their respective Representatives acting on their behalf has engaged in any brokering activity as defined in 22 C.F.R. 129.2(b).
(d)    The Company and Kemp Technologies Limited have at all times maintained the Equity Equivalent (as defined in the IDA Grant Agreements) in the manner required by the IDA Grant Agreements. Kemp Technologies Limited has at all times complied in all material respects with the provisions of the IDA Grant Agreements and has not breached in any material respect any provision of either such agreement. All subsidies granted to the Company or any of its Subsidiaries are used in accordance with applicable Legal Requirements and conditions imposed or related to them in conjunction with their granting and, in particular, all conditions imposed by the respective Governmental Authority have been fulfilled and observed by the Company and the Company’s Subsidiaries. Neither the entry by the Company into this Agreement nor the consummation by the Company of the transactions contemplated hereby, shall (i) result in a breach of either of the IDA Grant Agreements or any other subsidy granted to the Company or any of its Subsidiaries; (ii) require the Company or any of its Subsidiaries, including Kemp Technologies Limited, to repay any monies to any Governmental Authority, including the Industrial Development Agency of Ireland; or (iii) amount to an event that would give rise to a termination event under the terms and conditions of the IDA Grant Agreements or any other applicable subsidy.

4.10    Property.
(a)    Neither the Company nor any of its Subsidiaries own or has ever owned any real property.
(b)    Section 4.10(b) of the Company Disclosure Letter sets forth a complete and correct list of all real property used or occupied by the Company or any of its Subsidiaries (“Leased Real Property”). The Company or one of its Subsidiaries is the lessee of, and has a valid leasehold interest in, all such Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances).
(c)    Section 4.10(c) of the Company Disclosure Letter contains a list of all Contracts under which the Company or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant of real property (each a “Real Property Lease”). Each Real Property Lease is in full force and effect and is valid and binding on the Company or its Subsidiary party thereto and, to the Knowledge of the Company, the other parties thereto, enforceable in accordance with its respective terms except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and there is no material default by the Company or any of its Subsidiaries party thereto. Neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, subleased, licensed, granted occupancy rights with respect to, deeded in trust or encumbered any interest in the leasehold or subleasehold under any Real Property Lease. The Company has made available to the Purchaser complete and accurate copies of all Real Property Leases, including all amendments and modifications thereto and any guarantees thereof. Neither the Company nor any of its Subsidiaries occupies or has a right to occupy any space other than pursuant to a Real Property Lease.
(d)    To the Knowledge of the Company, there does not exist any pending or threatened condemnation or eminent domain proceedings that affect any of the Leased Real Property.
4.11    Assets. The Company and each of its Subsidiaries have good title to, a valid and enforceable leasehold interest in, or a valid and enforceable license to use, all material assets used in the respective businesses of the Company and its Subsidiaries (the “Assets”), free and clear of all Encumbrances other than Permitted Encumbrances, which Assets are reflected in the Financial Statements. The Assets are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes for which such Assets are presently used. The Assets are sufficient for the conduct of the respective businesses of the Company and each of its Subsidiaries as presently conducted and as presently proposed to be conducted.
4.12    Employee Benefit Plans.
(a)    Section 4.12(a) of the Company Disclosure Letter contains a true and complete list of each Company Plan, designating the employers whose Employees participate in the

Company Plan, whether the Company Plans are International Plans or Mandated Plans where applicable, and specifying which are PEO Plans.
(b)    The Company has made available to Purchaser true and complete copies of the following, if applicable, relating to each Company Plan: (i) all Company Plans that have been reduced to writing, together with all amendments thereto, (ii) written summaries of all unwritten Company Plans, (iii) all currently effective related trust agreements, insurance contracts and summary plan descriptions, (iv) all annual reports filed on IRS Form 5500 and (for all funded plans) all plan financial statements for the last three (3) plan years for each Company Plan and actuarial reports, where applicable, (v) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k), and 401(m) of the Code for the past three (3) years, and (vi) any material non-routine written or electronic communications from or to the Internal Revenue Service (the “IRS”), the Department of Labor or any other Governmental Authority with respect to a Company Plan (including any voluntary correction submissions) for the past three (3) years.
(c)    The only Company Plan maintained or contributed to by the Company or any of its Subsidiaries that is intended to be qualified under Section 401(a) of the Code, the Insperity 401(k) Plan (the “Company 401(k) Plan”), is qualified and has received a determination, opinion, or advisory letter from the IRS to the effect that such Company Plan is qualified and the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code or are based on prototype or volume submitter documents that have received such letter, no such determination, opinion, or advisory has been revoked and revocation has not been threatened, and to the Knowledge of the Company, no act or omission has occurred, that would adversely affect its qualification or increase its cost. There has been no termination or partial termination of the Company 401(k) Plan. The Company 401(k) Plan has corrected any operational or documentary failures since January 1, 2018 in accordance with applicable guidance. To the extent applicable, the Company 401(k) Plan, if required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code, has been tested for compliance with, and satisfies, the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date. The investment vehicles used to fund the Company 401(k) Plan may be changed at any time without incurring a sales charge, surrender fee or other similar expense other than customary charges imposed on transactions within participant-directed accounts. Each Company Plan that provides for compliance with Section 404(c) of ERISA or is intended to comply with such provision, has so complied. Each Company Plan has complied with ERISA Section 408(b)(2) (or other applicable exemption) and with ERISA Section 404(a).
(d)    Each Company Plan is and has been maintained in all material respects in accordance with its terms and the requirements of ERISA, the Code, and other applicable Legal Requirements. Each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under any Company Plan and has not been in any material respect in default under or in violation of any Company Plan. The Company and each of its Subsidiaries has complied in all material respects with its obligations to any PEO Plans.

(e)    Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has in the past six (6) years maintained, contributed to, or been required to contribute to or had any Liability (including on account of any ERISA Affiliate) with respect to any: (i) employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) multiemployer plan (as defined in Section 4001(a)(3) of ERISA), (iii) funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).
(f)    No Proceeding (other than claims for benefits in the Ordinary Course of Business) has, since the Lookback Date, been pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or PEO Plan by any current or former officer, director or Employee of the Company or any of its Subsidiaries.
(g)    All material amounts required to have been paid as contributions by the Company and its Subsidiaries to any Company Benefit Plan and any PEO Plan have been paid within the time prescribed by Legal Requirements and the applicable plan documents. The Company and its Subsidiaries have not been delinquent as to premiums, reimbursements, accruals, contributions or payments to or in respect of any Company Plan. With respect to each Company Plan, there are no funded benefit obligations for which contributions owed by the Company and its Subsidiaries have not been made or properly accrued, and there are no unfunded benefit obligations that have not been accounted for by reserves set forth on the face of the Most Recent Balance Sheet. The Company has made available to Purchaser complete and correct financial information regarding the funding and present and future liabilities of all Company Benefit Plans that are not intended to be qualified under Section 401(a) of the Code. No assets of the Company and its Subsidiaries are allocated to or held in a “rabbi trust” or similar funding vehicle. No material “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred since the Lookback Date with respect to any Company Plan that is not exempted pursuant to a statutory or administrative prohibited transaction exemption.
(h)    All group health plans of the Company or any of its Subsidiaries and any ERISA Affiliate materially comply and have materially complied with the requirements of COBRA, Code Section 5000, the Health Insurance Portability and Accountability Act, the Patient Protection and Affordable Care Act (“PPACA”), and any other comparable domestic or foreign Legal Requirements, including all requirements relating to eligibility, waiting periods, and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code. Neither the Company nor any of its Subsidiaries has any liability for excise tax or penalty under PPACA, including Sections 4980D and 4980H of the Code, nor has the Company or any of its Subsidiaries received notice of potential liability relating thereto. No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any Liability under or with respect to COBRA for its own actions or omissions, or those of any predecessor other than to provide health care continuation coverage to COBRA qualified beneficiaries at their own, and not at the Company’s or any of its Subsidiaries’, expense. No current or former officer, director, manager or Employee

(or beneficiary of any of the foregoing) of the Company or any of its Subsidiaries is entitled to receive any welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than (w) as required by Legal Requirements (at their own expense, except as Legal Requirements may otherwise require), (x) death or retirement benefits under a benefit plan qualified under Section 401(a) of the Code, (y) benefits through the end of the month of termination of employment and (z) conversion rights, and there have been no written or oral commitments inconsistent with the foregoing. Neither the Company nor any of its Subsidiaries sponsors or maintains any self-funded Company Plan for welfare benefits other than severance, including any plan to which a stop-loss policy applies. With respect to each Company Plan that is funded mostly or partially through an insurance policy, neither the Company nor any of its Subsidiaries has any Liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring on or before the date of this Agreement or nor is it reasonably expected to have such liability with respect to periods through the Closing Date.
(i)    Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such Section and such guidance have been applicable to such Company Plan. No stock option granted under any Company Plan has an exercise price that has been less than the fair market value of the underlying stock as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. There is no agreement, plan or other arrangement to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound to compensate any employee, director or officer of the Company or any of its Subsidiaries in respect of Taxes pursuant to Section 409A or 4999 of the Code.
(j)    No Company Plan or agreement, plan or arrangement covering any one or more individuals contains any provision or is subject to any Legal Requirements that, in connection with the transactions contemplated by this Agreement or upon related, concurrent or subsequent employment termination, or in combination with any other event, would (i) increase, accelerate or vest any compensation or benefit, except as required by Legal Requirements with respect to the termination of the Company 401(k) Plan, (ii) require severance, termination or retention payments, (iii) provide any term of employment or compensation guaranty, (iv) forgive any indebtedness, or (v) require or provide any payment or compensation subject to Section 280G of the Code (and no such payment or compensation has previously been made). No Equityholder, Employee, officer, director or manager of the Company or any of its Subsidiaries has been promised or paid any bonus or incentive compensation related to the transactions contemplated hereby.
(k)    No act or omission has occurred and no condition exists with respect to any Company Plan that would subject Purchaser, the Company or any of its Subsidiaries, any ERISA Affiliate, or any plan participant to (i) any fine, penalty, Tax or Liability of any kind imposed under ERISA, the Code or any other Legal Requirements (other than liabilities that arise in the routine operation of a Company Plan) or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan, nor will the transactions contemplated by this Agreement give rise to any such liability.
(l)    Each Company Benefit Plan is amendable and terminable unilaterally by the Company or any of its Subsidiaries at any time without liability or expense to the Company or any of its Subsidiaries or such Company Benefit Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any of its Subsidiaries from amending or terminating any such Company Benefit Plan, or in any way limit such action. No collective bargaining agreement or other similar obligation requires that any Company Plan be maintained.
(m)    Each International Employee Plan (i) has been maintained and administered in all material respects in accordance with its terms and with all Legal Requirements, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (iii) is fully funded or book reserved in accordance with Legal Requirements, and (iv) if required to be registered, has been registered with the appropriate Governmental Authorities and in all material respects has been maintained in good standing with the appropriate Governmental Authorities. No International Employee Plans are “defined benefit” pension plans (as defined in ERISA, whether or not subject to ERISA) or required to be treated as a defined benefit plan under GAAP. The Company and its Subsidiaries comply and have complied in all material respects with respect to their obligations under Mandated Plans.
4.13    Labor Matters.
(a)    Section 4.13(a) of the Company Disclosure Letter contains a list of all current Employees (anonymized where required by Legal Requirements), along with each such Employee’s position, employer, date of hire, annual rate of compensation (or with respect to Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), job classification (exempt or non-exempt), estimated or target annual incentive compensation, whether the person is on leave of absence and, if so, the dates of such leave, part-time or full-time status, weekly working hours where not full-time, assigned work location, and remote work location, in each case, with annual base compensation in excess of $100,000. Section 4.13(a) of the Company Disclosure Letter sets forth all bonuses and commissions earned by any current Employee that are accrued but unpaid as of August 31, 2021, as well as each current Employee’s amount of accrued vacation or paid time off and accrued sick time, and the amount of such liabilities as of August 31, 2021. Each current Employee in the United States is retained at-will. To the Knowledge of the Company, no executive officer or group of Employees of the Company or any of its Subsidiaries has any plans to terminate employment with any entity employing such Employees.
(b)    Neither the Company nor any of its Subsidiaries has, since the Lookback Date, breached in any material respect (i) Legal Requirements respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Legal

Requirements respecting employment discrimination, employee classification (for overtime purposes or as employee versus independent contractor), equal pay or pay equity, workers’ compensation, family and medical or other employee leave (including the Families First Coronavirus Response Act), immigration, labor relations, disability rights or benefits, privacy, unlawful harassment, retaliation, whistleblowing, wrongful discharge or violation of the personal rights of Employees or prospective employees of the Company and its Subsidiaries, equal opportunity/affirmative action, plant closure or mass layoff issues, unemployment insurance, and occupational safety and health requirements, (ii) order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Authority with respect to employees, or (iii) employment or other individual service provider agreements. No Proceedings are pending or, to the Knowledge of the Company, threatened, with respect to such Legal Requirements or agreements, either by private Persons or by Governmental Authorities. Neither the Company nor any Subsidiary is a party to a conciliation agreement, consent decree or other Contract or order with any Governmental Authority with respect to employment practices.
(c)    Neither the Company nor any of its Subsidiaries has ever been party to or bound by any collective bargaining agreement, trade union agreement, industry or national labor agreement, works council, employee representative agreement, or information or consultation agreement, nor is any such contract or agreement presently being negotiated, nor, to the Company’s Knowledge, is there, nor has there been in the last three years, a representation campaign with respect to any Employees. No consent of, consultation with, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is required for the Company or any Subsidiaries to enter into this Agreement or to consummate any of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary has ever experienced any actual or, to the Company’s Knowledge, threatened strikes, grievances, claims of unfair labor practices, other collective bargaining disputes, work stoppages, concerted refusals to work overtime, slow-down, organizational efforts, or filings of petition for certification nor is the Company or any Subsidiary, to the Knowledge of the Company, the subject of threatened organizational efforts.
(d)    The Company has made available to Purchaser a true, correct and complete list of all current Employees working in the United States who are not citizens or permanent residents of the United States, that indicates visa, work authorization, and green card status and the date their work authorization is scheduled to expire. All other current Employees employed in the United States are citizens or permanent residents. Each current Employee working in a country other than one of which such Employee is a national has a valid work permit, certificate of sponsorship, visa, or other right under Legal Requirements that permits him or her to be employed lawfully by the Company or the applicable Subsidiary in the country in which he or she is so employed.
(e)    The Company and its Subsidiaries have not engaged in any plant closing or employee layoff activities that would violate or give rise to an obligation to provide any notice required pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended or any analogous foreign or state Legal Requirements (“WARN”). No Employee at a U.S. facility with sufficient numbers of employees to be covered by the WARN Act has suffered an employment loss, as defined in the WARN Act, within the ninety (90) calendar day period ending on the Closing Date.
(f)    No Proceedings are open and pending (or since the Lookback Date have been settled or otherwise closed) against the Company or any of its Subsidiaries with respect to the employment of, or failure to employ, any individual, including any brought with or by the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs, or other Governmental Authority regulating the employment or compensation of individuals (or, with respect to discrimination, unlawful harassment, retaliation, or similar wrongdoing, pursuant to internal complaint procedures), and no Employee of the Company or any of its Subsidiaries has made, since the Lookback Date, a written complaint of discrimination, unlawful harassment, retaliation, or other similar wrongdoing or, to the Knowledge of the Company, since January 1, 2020, an oral complaint. Since the Lookback Date, neither the Company nor any of its Subsidiaries has received any request for, or conducted, an internal investigation of any officer or supervisor of the Company or any of its Subsidiaries with respect to such claims. Neither the Company nor any of its Subsidiaries is a party to any settlement agreement with a current or former officer, Employee, or independent contractor of the Company or its Subsidiaries resolving allegations of sexual or other unlawful harassment, discrimination, or retaliation by any current or former officer, Employee, or independent contractor of the Company or its Subsidiaries. The Company and its Subsidiaries have promptly, thoroughly and impartially investigated all employment discrimination, sexual or other unlawful harassment, and retaliation allegations of, or against, any employee in accordance with Legal Requirements. With respect to each such allegation with potential merit, the applicable employer has taken prompt corrective action reasonably calculated to prevent further discrimination and harassment or retaliation.
(g)    Neither the Company nor any of its Subsidiaries has any Liability with respect to any misclassification of any person as an independent contractor rather than as an employee or any independent contractor as an employee, with respect to any employee leased from another employer, or with respect to any person currently or formerly classified as exempt from overtime and minimum wages.
(h)    Except as set forth in Section 4.13 of the Company Disclosure Letter, there is no term of employment for any current Employee working outside the United States that provides that the transactions contemplated by this Agreement shall entitle such individual to treat such transactions as a breach of any Contract or as good reason under any such Contract for such individual to end the employment relationship. Since the Lookback Date, neither the Company nor any of its Subsidiaries has breached or violated any Legal Requirements concerning employer contributions to any trade union, housing, unemployment, retirement, bonus and welfare funds and all other funds to which an employer is required by non-U.S. Legal Requirements to contribute that, individually or in the aggregate, has resulted in or would reasonably be expected to result in any material Liability or the loss of any material right or benefit with respect to the Company or any of its Subsidiaries. No Employee has any right (whether actual or contingent) to pension or other benefits or terms of employment arising as a result of a transfer of their employment to the Company or any Subsidiary under the Acquired Rights Directive pursuant to EC Directive no. 2001/23 dated 12 March 2001, as amended from time to time, and domestic legislation implementing such directive into the national law of any country in the European Union or any similar legislation in any country outside the European Union, as amended from time to time or any equivalent legislation in any other jurisdiction.
4.14    Taxes, Tax Returns and Audits.
(a)    The Company and each of its Subsidiaries have duly and timely filed all Tax Returns required to be filed by the Company and each of its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects. All Taxes payable by the Company or any of its Subsidiaries, whether or not shown on any Tax Return, have been paid. The unpaid Taxes of the Company and each of its Subsidiaries (i) for taxable periods (or portions thereof) through the Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) for taxable periods (or portions thereof) though the Closing Date, will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP. All unpaid Taxes of the Company and each of its Subsidiaries for all taxable periods (or portions thereof) commencing after the Balance Sheet Date arose in the ordinary course of business.
(b)    There is no Tax deficiency outstanding, proposed or assessed in writing or, to the Knowledge of the Company, otherwise against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver or comparable consent pursuant to federal, state, local, or non-U.S. Tax Legal Requirements extending, beyond the date of this Agreement, the statute of limitations on or extending, beyond the date of this Agreement, the period for the assessment or collection of any Tax. Neither the Company nor any of its Subsidiaries has executed or filed any power of attorney with any Governmental Authority with respect to Taxes, which is still in effect.
(c)    No audit or other examination of any Tax Return of the Company or any of its Subsidiaries by any Governmental Authority is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing or, to the Knowledge of the Company, otherwise of the commencement of any such audit or other examination. Neither the Company nor any of its Subsidiaries has been informed in writing or, to the Knowledge of the Company, otherwise by any jurisdiction in which the Company or any Subsidiary does not file a Tax Return that the jurisdiction believes that the Company or Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction.
(d)    There are no Encumbrances (other than Encumbrances for Taxes not yet due and payable) for Taxes upon the Company, any of its Subsidiaries, or any of their respective assets.
(e)    No written ruling from any Governmental Authority or closing agreement pursuant to Section 7121 of the Code has been received or entered into by or with respect to the Company or any of its Subsidiaries.
(f)    The Company is properly classified as a corporation for U.S. federal income Tax purposes.

(g)    The Company has made available to Purchaser (i) complete and accurate copies of all income and other material Tax Returns filed by the Company or any of its Subsidiaries for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and accurate copies of all material private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and accurate copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Authority relating to Tax incentives of the Company or any of its Subsidiaries.
(h)    All Taxes that the Company or any of its Subsidiaries is or was required by applicable Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority, and each of the Company and its Subsidiaries has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.
(i)    Neither the Company nor any of its Subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is the Company. Neither the Company nor any of its Subsidiaries (i) other than as a result of any agreement entered into in the Ordinary Course of Business the principal purpose of which is not related to Taxes, has any liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or non-U.S. Legal Requirements), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or any of its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement other than, in each case, any agreement entered into in the Ordinary Course of Business the principal purpose of which is not related to Taxes.
(j)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding state, local or non-U.S. Tax Legal Requirements) relating to changes in Tax accounting methods made prior to the Closing or use of an impermissible method of Tax accounting (as determined without regard to the transactions provided for herein) prior to the Closing, (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Tax Legal Requirements), (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Legal Requirements) executed prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, (v) prepaid amount or deferred revenue received prior to the Closing, or (vi) any election made pursuant to Section 108(i) of the Code prior to the Closing.
(k)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
(l)    Neither the Company nor any of its Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
(m)    Neither the Company nor any of its Subsidiaries (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes or (ii) has made an entity classification (“check-the-box”) election under Section 7701 of the Code.
(n)    Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other place of business in that country.
(o)    Neither the Company nor any of its Subsidiaries (i) is a stockholder of a “specified foreign corporation” (other than the Subsidiaries of the Company) as defined in Section 965(e) of the Code (or any similar provision of state, local or non-U.S. Legal Requirements) or (ii) is a stockholder in a “passive foreign investment company” as defined in Section 1297 of the Code. None of the Company’s Subsidiaries was a deferred foreign income corporation as defined in Section 965(d)(1) of the Code with respect to the Company or any of its Subsidiaries.
(p)    All material related party transactions involving the Company or any of its Subsidiaries have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Legal Requirements. Each of the Company and its Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Legal Requirements.
(q)    Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state, local or non-U.S. Legal Requirements. Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(r)    Neither the Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement, contract, arrangement or plan that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).
(s)    Neither the Company nor any of its Subsidiaries has availed itself of any government grants, Tax holidays, loans, or other Tax benefits or relief related to COVID-19, including relief pursuant to Sections 2301 or 2302 of the CARES Act, IRS Notice 2020-65 or any substantially similar applicable federal, state, local or non-U.S. Legal Requirements.
4.15    Bank Accounts. Section 4.15 of the Company Disclosure Letter sets forth a correct and complete list of the bank accounts maintained by or for the benefit of the Company or any of its Subsidiaries and the names of the Persons having signature authority with respect thereto.
4.16    Brokers. Except as set forth in Section 4.16 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has incurred, nor will it incur any Liability for brokers’ fees, finders’ fees, agent’s commissions or any similar payments in connection with this Agreement or any transactions contemplated hereby.
4.17    Intellectual Property.
(a)    Section 4.17(a) of the Company Disclosure Letter contains a complete and correct list of the following categories of Intellectual Property owned by the Company or any of its Subsidiaries which is material to the operation of the business of the Company or its Subsidiaries, taken as a whole (all Intellectual Property required to be so listed, the “Material Owned Intellectual Property”): (i) Patents; (ii) registered and unregistered Trademarks; (iii) domain names and uniform resource locators; and (iv) registered Copyrights. Since the Lookback Date, neither the Company nor any of its Subsidiaries has received any written demand, claim or notice from any Person with respect to the Material Owned Intellectual Property which challenges the ownership or validity of such Material Owned Intellectual Property. All assignments to the Company or any of its Subsidiaries of (A) Patents; (B) registered Trademarks; and (C) registered Copyrights included in the Material Owned Intellectual Property (“Company Registrations”) have been properly executed and recorded. To the Knowledge of the Company, all Company Registrations are valid, subsisting and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company, and there are no Encumbrances on any of the Company Registrations.
(b)    There have been no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the Knowledge of the Company, threatened, with respect to any Patents included in the Company Registrations. The Company and its Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company or any of its Subsidiaries and have made no material misrepresentation in such applications. The Company has no Knowledge of any information that would preclude the Company or any of its Subsidiaries from having clear title to the Company Registrations or affecting the patentability, validity or enforceability of any Company Registrations. There has been no public disclosure of any Material Owned Intellectual Property, including in trade publications or at trade shows, prior to filing of any Company Registrations with respect thereto.
(c)    Section 4.17(c)(1) of the Company Disclosure Letter sets forth all of the Contracts relating to the Intellectual Property of a third party held under license by the Company or any of its Subsidiaries (the “Licensed Intellectual Property”), except for any license implied by the sale of a product or service, or licenses of “off the shelf” software or “click through” licenses. Except as set forth on Section 4.17(c)(2) of the Company Disclosure Letter, the Company or one of its Subsidiaries is a licensee under the license agreements relating to the Licensed Intellectual Property and neither the Company nor any of its Subsidiaries is in breach of any such material license, nor to the Knowledge of the Company, are there any outstanding or threatened disputes with respect to any such licenses.
(d)    Each item of Owned Intellectual Property will be owned or available for use by the Company and its Subsidiaries following the Closing on the same terms and conditions as it was immediately prior to the Closing. Except as set forth in Section 4.17(d)(i) of the Company Disclosure Letter, the Company or a Subsidiary of the Company is the sole and exclusive owner of all Owned Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances. To the Company’s Knowledge, all of the Owned Intellectual Property is subsisting, valid and enforceable, and there is no basis for any claim that any of the Owned Intellectual Property is invalid or unenforceable. None of the Owned Intellectual Property is subject to any proceeding or order of a court of arbitral body (i) limiting or that could limit in any manner the Exploitation thereof or (ii) that affects or could affect the Company’s or its Subsidiaries’ right to Exploit such Owned Intellectual Property. Except as set forth on Section 4.17(d)(ii) of the Company Disclosure Letter, the Licensed Intellectual Property, together with the Owned Intellectual Property, constitutes all of the Intellectual Property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted.
(e)    Neither the use of the Owned Intellectual Property in the business of the Company or its Subsidiaries nor the conduct of the business of the Company or its Subsidiaries infringes upon, misappropriates or violates, or has infringed upon, misappropriated or violated, any Intellectual Property of any other Person. There is not pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries any claim by any third party asserting any such infringement, misappropriation or violation of any Intellectual Property held by such other Person. The Company and its Subsidiaries have not received since the Lookback Date any Intellectual Property rights assertion letter from another Person or any royalty demand letter with respect to the Intellectual Property rights of any other Person.

(f)    To the Company’s Knowledge, no other Person has been infringing, misappropriating or violating any Owned Intellectual Property since the Lookback Date. No Intellectual Property rights infringement, misappropriation or violation Proceeding has been brought or threatened by the Company or any of its Subsidiaries against any other Person since the Lookback Date.
(g)    Section 4.17(g)(i) of the Company Disclosure Letter identifies each license, covenant or other Contract (other than non-exclusive licenses to distributors, resellers, and end users of the Customer Offerings, and marketing related agreements that include limited licenses of the Company or any of its Subsidiaries Trademarks entered into in the Ordinary Course of Business) pursuant to which the Company or any of its Subsidiaries has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Owned Intellectual Property. Except as described in Section 4.17(g)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has granted any exclusive rights or licenses to or under any of the Company Intellectual Property. Except as described in Section 4.17(g)(iii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has agreed to indemnify any Person against any infringement, violation or misappropriation of any third party Intellectual Property rights.
(h)    The Company or its Subsidiaries are not party to any settlement, covenant not to sue, consent decree, stipulation, judgment, or order resulting from any Proceeding which (i) permits any third party to use any Owned Intellectual Property, (ii) restricts the rights of the Company or any of its Subsidiaries to use any of the Owned Intellectual Property, (iii) restricts the business of the Company or any of its Subsidiaries in order to accommodate any other Person’s Intellectual Property rights, or (iv) requires any future payment by the Company or any of its Subsidiaries to any Person in connection with any Intellectual Property rights of such other Person.
(i)    The Company and its Subsidiaries have taken all commercially reasonable steps to protect and preserve the confidentiality of all trade secrets and other confidential or non-public information of the Company and its Subsidiaries, or provided by any third party to the Company and its Subsidiaries under an agreement or other obligation to maintain confidentiality. Without limiting the generality of the foregoing, the Company has at all times enforced a policy requiring each employee, agent, consultant, contractor and other person or entity employed or engaged by the Company or its Subsidiaries, as applicable, to execute a confidentiality agreement in substantially the form made available by the Company to Purchaser that protects the secrecy, confidentiality and value of any and all trade secrets or confidential information of the Company, its Subsidiaries and any third parties to which such employee, agent, consultant, contractor or other person or entity is exposed in connection with their employment or engagement with the Company or its Subsidiaries. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made in writing or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There has been no material unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any of its Subsidiaries. No Trademark owned, used, or applied for by the Company or any of its Subsidiaries conflicts or interferes with any Trademark owned, used or applied for by any third party in any material respect. None of the goodwill associated with or inherent in any Trademark in which the Company or any of its Subsidiaries has or purports to have an interest has been impaired in any material respect. To the extent applicable, the Company and each of its Subsidiaries has actively policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks and has enforced adequate quality control measures designed to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.
(j)    The Company is in possession of all Company Source Code. Neither the Company nor any of its Subsidiaries has licensed, distributed or disclosed, or has Knowledge of any distribution or disclosure by others (including any Employee or any current or former contractor of the Company or any of its Subsidiaries) of, the Company Source Code to any Person, except pursuant to the Contracts listed in Section 4.17(j) of the Company Disclosure Letter, and the Company and its Subsidiaries have taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, its Subsidiaries, their escrow agent(s) or any other Person to any third party.
(k)    Neither the Company nor any of its Subsidiaries has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; (ii) distributed Open Source Materials in conjunction with any other Computer Software developed or distributed by the Company or any of its Subsidiaries; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company or any Subsidiary with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Computer Software incorporated into, derived from or distributed with such Open Source Materials be (w) made available, disclosed or distributed in source code form, (x) licensed for the purpose of making derivative works, (y) redistributable at no charge or minimal charge, or (z) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind).
(l)    Each Employee and each current or former independent contractor of the Company or any of its Subsidiaries involved in the development of any Owned Intellectual Property has executed a valid, binding and enforceable written agreement (an “IP Assignment Agreement”) expressly assigning to the Company or such Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, authored, conceived and/or reduced to practice during the term of such Employee’s employment or such independent contractor’s work for the Company or the relevant Subsidiary, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible. The Company has made available to Purchaser a complete and accurate copy of each standard form IP Assignment Agreement used at any time by the Company or any of its Subsidiaries.

(m)    To the Knowledge of the Company, the Customer Offerings and the Internal Systems are free from defects in design, workmanship and materials and conform to the written Documentation and specifications therefor. To the Knowledge of the Company, the Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.
(n)    No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property, Customer Offerings, Internal Systems or any facilities or equipment used in connection therewith. The Company and its Subsidiaries have never been a member or promoter of, or a contributor to, any patent pool, trade association, industry standards body or similar organization that could compel the Company or any of its Subsidiaries to grant or offer to any third party any license or right to any Owned Intellectual Property. No university or Governmental Authority has sponsored any research or development conducted by the Company or any of its Subsidiaries, or has any claim of right or ownership of or Encumbrance on any Owned Intellectual Property or any Licensed Intellectual Property that is, or is purported to be, exclusively licensed to Company or any of its Subsidiaries.
(o)    The Company and its Subsidiaries have appropriate disaster recovery and security plans, procedures and facilities that are consistent with (or exceeding) industry standards, and have taken reasonable steps consistent with (or exceeding) industry standards to safeguard the Internal Systems from unauthorized access, disclosure or use by any third party. The Company and its Subsidiaries regularly conduct tests of such plans, procedures and facilities, and such tests have not uncovered any deficiencies that have not been remediated. There have been no material unauthorized intrusions or breaches of the security of the Internal Systems. Without limiting the generality of the foregoing, the Company and its Subsidiaries have implemented reasonable security plans that (i) identify internal and external risks to the security of trade secrets and confidential information held or used by them and (ii) implement, monitor and improve adequate and effective safeguards to control those risks.
4.18    Agreements, Contracts and Commitments.
(a)    Section 4.18(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all of the following Contracts to which the Company or any of its Subsidiaries is a party or to which any of their respective assets or properties is subject (collectively, the “Material Contracts”):
(i)    Any Contract required to be listed on Section 4.10(c), Section 4.17(c)(1) or Section 4.17(g)(i) of the Company Disclosure Letter;
(ii)    Any Contract under which the Company or any of its Subsidiaries has created, incurred, assumed, guaranteed or secured any Indebtedness;

(iii)    Any Contract for the disposition of more than twenty-five percent (25%) of the assets or business of the Company or any of its Subsidiaries or relating to the acquisition or disposition of any material business, operations, division or assets of another Person (other than sales of products or purchases of supplies in the Ordinary Course of Business), whether by merger, sale of stock, sale of assets or otherwise, to the extent any unresolved claims or actual or contingent obligations of any party thereunder remain;
(iv)    Any Contract containing covenants that restrict the ability of the Company or any of its Subsidiaries to compete with any Person in any product line or line of business or in any geographic area or otherwise contains any other restriction that impairs the ability of the Company or any of its Subsidiaries to freely conduct its business;
(v)    Any Contract (A) that contains covenants not to solicit merchants, customers or employees by the Company or any of its Subsidiaries or (B) which contains any minimum sales or volume, take-or-pay or any similar commitment of the Company or any of its Subsidiaries, and in the case of both clause (A) and (B) involves more than $162,500;
(vi)    Any Contract (x) containing most favored nation pricing provisions, (y) granting exclusivity rights to any vendor, supplier, customer, distributor, marketer or other business partner with respect to products or services purchased or sold by the Company or any of its Subsidiaries, and (z) containing any right of first refusal, first negotiation or similar right;
(vii)    Any Contract creating any Encumbrance (other than a Permitted Encumbrance) on any asset of the Company or any of its Subsidiaries;
(viii)    Any employment, independent contractor, or consulting agreement that provides, in the case of employees, for base salary in excess of $87,500 and for others, annualized compensation in excess of $150,000;
(ix)    Any collective bargaining Contract with a labor or trade union and any other Contract with any works council, association or other collective representative of any Employees of the Company or any of its Subsidiaries;
(x)    Any Contract, plan, or program providing for severance, termination, retention, change in control payments, or transaction-based bonuses;
(xi)    Any Contract with any professional employer organization;
(xii)    Any Contract relating to any joint venture, joint development, partnership, profit sharing or similar agreement;
(xiii)    Any Contract with any Governmental Authority (a “Government Contract”);
(xiv)    Any Contract with any Seller, any current or former officer, director or Employee of the Company or any of its Subsidiaries, any immediate family member of any current or former officer, director or Employee of the Company or any of its Subsidiaries or any

Person which is controlled by any such current or former officer, director or Employee of the Company or any such immediate family member (other than Contracts disclosed under clause (viii) above and those not required to be disclosed because of the dollar limits therein);
(xv)    Any Contract with a Material Customer, Material Distributor or Material Supplier;
(xvi)    Any Contract providing for royalty, milestone or similar payments based on the revenues, profits or other financial performance metrics or development or sales milestones of the Company or any of its Subsidiaries, businesses, products or services, as applicable that involves more than $150,000;
(xvii)    Any Contract entered into since the Lookback Date or otherwise containing obligations that remain in effect providing for, or related to, the settlement or compromise of any litigation, claim, suit, dispute, disagreement or controversy (including any Contract in connection with which any employment-related claim has been settled);
(xviii)    Any Contract that provides for payment or receipt by the Company or any of its Subsidiaries of more than $200,000 within the twelve (12) month period (i) immediately preceding the date of this Agreement or (ii) following the date of this Agreement, in each case including any such Contract with customers, clients or vendors;
(xix)    Any agency, dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative, franchise or similar Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, pursuant to which any third party is authorized to sell, license, sublicense, lease, distribute, market or take orders for any Customer Offering or Company Intellectual Property and which involves payment to or receipt by the Company or any of its Subsidiaries of more than $250,000 within any twelve (12) month period;
(xx)    Any Contract which contains any provisions requiring the Company or any of its Subsidiaries to indemnify any other party (excluding indemnities contained in Contracts for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);
(xxi)    Any Contract that: (i) provides for the authorship, invention, creation, conception or other development of any Intellectual Property (A) by the Company or any Subsidiary for any other Person or (B) for the Company or any Subsidiary by any other Person, including, in each of cases (A) and (B), any joint development; or (ii) provides for the assignment or other transfer of any ownership interest in Intellectual Property (A) to the Company or any Subsidiary from any other Person, or (B) by the Company or any Subsidiary to any other Person, in each case other than invention assignment agreements entered into with Employees in the Ordinary Course of Business; and

(xxii)    Any other Contract (or group of related Contracts) not enumerated in any other clause of this Section 4.18(a) that either involves more than $250,000 or was not entered into in the Ordinary Course of Business.
(b)    Each Material Contract is in full force and effect in all material respects and is valid and binding upon and enforceable against the Company or its Subsidiary party thereto and, to the Company’s Knowledge, each other party thereto in accordance with its respective terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). Correct and complete copies of all Material Contracts have been made available to Purchaser.
(c)    Except as set forth in Section 4.18(c) of the Company Disclosure Letter, (i) each of the Company and its Subsidiaries, as applicable, has performed all material obligations required to be performed by it under each Material Contract to which it is a party, (ii) none of the Company, its Subsidiaries or, to the Company’s Knowledge, any other party thereto is in material breach of or in material default under, and no event has occurred which with notice or lapse of time or both would become a material breach of or default in any material respect under, any Material Contract, and (iii) since the Lookback Date, none of the Company or its Subsidiaries has received written notice (or, to the Company’s Knowledge, otherwise) of any breach of default or event described in clause (ii).
4.19    Insurance. Section 4.19 of the Company Disclosure Letter sets forth an accurate and complete list of all policies of insurance currently maintained by or for the benefit of the Company or any of its Subsidiaries (collectively, the “Policies”). All such Policies are in full force and effect and all premiums due and payable with respect to the Policies have been paid to date. None of the Company, its Subsidiaries or, to the Knowledge of the Company, the counterparties to the Policies are in material default under the Policies, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default under any Policy by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other Person. Since the Lookback Date, no notice or other communication of cancellation, non-renewal or termination has been received by the Company or any of its Subsidiaries or, to the Knowledge of the Company, been threatened, with respect to any such Policy (except Policies replaced in the Ordinary Course of Business). There is no claim pending under any Policy as to which coverage has been denied or disputed by the underwriter of such Policy.
4.20    Suppliers, Customers and Distributors.
(a)    Section 4.20(a) of the Company Disclosure Letter sets forth a list of the names of the ten (10) largest customers of the Company and its Subsidiaries, taken as a whole (as measured by revenue for the twelve-month period ended on the Balance Sheet Date) (each, a “Material Customer”), the ten (10) largest distributors and resellers of the Company and its Subsidiaries, taken as a whole (as measured by revenue for the twelve-month period ended on the Balance Sheet Date) (each, a “Material Distributor”), and the ten (10) largest suppliers of the Company and its Subsidiaries, taken as a whole (as measured by the aggregate cost of items or services purchased for the twelve-month period ended on the Balance Sheet Date) (each, a “Material Supplier”).
(b)    No Material Customer, Material Distributor or Material Supplier has notified the Company or any of its Subsidiaries in writing (or, to the Knowledge of the Company, orally) that it will stop or materially decrease buying or selling, as the case may be, products or services, or otherwise cease doing business or materially alter its business relationship with the Company or any of its Subsidiaries, nor has any such Material Customer, Material Distributor or Material Supplier notified the Company or any of its Subsidiaries in writing (or, to the Knowledge of the Company, orally) of its intention to do so.
4.21    Affiliate Transactions. Except as set forth on Section 4.21 of the Company Disclosure Letter, no (i) Seller, (ii) employee, officer, director or Affiliate of the Company or any of its Subsidiaries or entity in which any such Person or individual owns any beneficial interest, (iii) any member of the immediate family of any officer, director or employee of the Company or any of its Subsidiaries, or (iv) any Person which is controlled by any officer, director or employee of the Company or any of its Subsidiaries or any such immediate family member, on the one hand, (w) is involved or has been involved during the period covered by the Financial Statements in any agreement, business arrangement or relationship with the Company or any of its Subsidiaries, on the other hand, other than employment arrangements and severance arrangements entered into in the Ordinary Course of Business and disclosed to Purchaser in the Company Disclosure Letter, (x) owns any material asset, property or right, tangible or intangible, which is used or held for use by the Company or any of its Subsidiaries, (y) has any claim or cause of action against the Company or any of its Subsidiaries or (z) owes any money to, or is owed any money by, the Company or any of its Subsidiaries.
4.22    Improper Payments. Each of the Company and its Subsidiaries is familiar with the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and U.K. Bribery Act and other antibribery and anticorruption Legal Requirements applicable to it, including antibribery and anticorruption Legal Requirements of those countries where it operates (collectively, “Anti-Bribery Laws”), and is now and has been, in compliance with the Anti-Bribery Laws. Neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Authority that alleges that the Company or any of its Subsidiaries, or any current or former Representatives thereof, is or may be in violation of, or has, or may have, any Liability under, any Anti-Bribery Laws, and no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has made or anticipates making any disclosures to any Governmental Authority for potential violations of Anti-Bribery Laws.
4.23    No Undisclosed Liabilities. There are no material debts, Liabilities or obligations, whether accrued or fixed, absolute or contingent, or matured or unmatured, of the Company or any of its Subsidiaries, other than any such debts, Liabilities or obligations (a) reflected or reserved against on the face of the Most Recent Balance Sheet or the notes thereto, (b) incurred since the Balance Sheet Date in the Ordinary Course of Business or (c) that are set forth on Section 4.23 of the Company Disclosure Letter.

4.24    Environmental Matters.
(a)    Except as set forth in Section 4.24(a) of the Company Disclosure Letter and as has not been and as would not reasonably be expected to be, individually or in the aggregate, material, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits and there are no pending or, to the Knowledge of the Company, threatened claims alleging violation of or Liability pursuant to any Environmental Law against the Company or any of its Subsidiaries.
(b)    In each case, to the Knowledge of the Company and except in material compliance with all applicable Environmental Laws, no Hazardous Materials have been (i) generated, transported, used, disposed, stored or treated by the Company or any of its Subsidiaries, or (ii) released, discharged, disposed, or otherwise caused to enter the soil or water in, under or upon any Leased Real Property.
(c)    For purposes of this Agreement:
(i)    “Environmental Laws” means any Legal Requirements of any Governmental Authority in effect as of the date hereof relating to protection of the environment.
(ii)    “Environmental Permits” means all Permits under any Environmental Laws.
(iii)    “Hazardous Materials” means any substance that is (i) listed, classified, regulated or defined pursuant to any Environmental Law to be a pollutant, contaminant, hazardous waste, hazardous substance, hazardous material, toxic substance, deleterious substance or dangerous good, (ii) any petroleum product or by-product or (iii) any asbestos-containing material.
4.25    Data Privacy and Security
(a)    The Company and its Subsidiaries have for the past four years complied in all material respects with all applicable Information Privacy and Security Laws, all of the Company Privacy Policies, and all their obligations set forth in a Contract to any Person regarding data privacy data security, or the Processing of Personal Data.
(b)    The Company uses commercially reasonable effort to require third parties that Process Personal Data on behalf of the Company or its Subsidiaries to (i) comply with applicable Information Privacy and Security Laws; and (ii) take reasonable steps to protect and secure Personal Data from unauthorized access, use, disclosure or Processing.
(c)    The Company and its Subsidiaries have not received any notice of any claims, audits, investigations (including investigations by regulatory authorities or any data protection authorities), or allegations of violations of Information Privacy and Security Laws by the Company or any Subsidiary or with respect to Personal Data Processed by, or under the control of, the Company or any of its Subsidiaries.  The Company, any of its Subsidiaries and their respective customers have not received any complaints or claims from any Person with respect to the Processing of Personal Data by the Company and any of its Subsidiaries.
(d)    The Company and each of its Subsidiaries has established and is in compliance in all material respects with a written information security program that complies with all applicable Information Privacy and Security Laws that: (i) includes reasonable and appropriate administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of Personal Data; (ii) protects against unauthorized access to Personal Data.  For the past four years, neither the Company nor its Subsidiaries, nor any third party acting on their behalf by Processing Personal Data, has suffered or incurred a material Data Security Incident.  For the past four years, neither the Company nor any of its Subsidiaries has notified, or been required to notify under any applicable Information Privacy or Security Laws, any Person of any Data Security Incident.
4.26    Government Contract.
(a)    The Company and each Subsidiary has complied in all material respects with the terms and conditions of each Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of Legal Requirements therein or applicable thereto and all invoices, claims, data, representations and certifications submitted by the Company and any Subsidiary with respect to any Government Contract were current, accurate, and complete in all material respects as of their effective date (and updated as required) and the Company and such Subsidiary has complied in all material respects with all such representations and certifications.
(b)    To the Knowledge of the Company, there has been no occurrence and there is no valid basis for (i) the suspension or debarment of the Company or any Subsidiary from bidding on contracts or subcontracts with any Governmental Authority or (ii) any claim (including any claim for return of funds to the Governmental Authority) pursuant to an audit or investigation by any of the entities named in the foregoing sentence.
(c)    Each of the Government Contracts to which the Company or a Subsidiary is a party has been issued, awarded or novated to the Company in the name of the Company or such Subsidiary. None of the Company or its Subsidiaries has any security facility clearance nor access to any classified information and the operations of the Company and its Subsidiaries as presently conducted do not require any security facility clearance or access to any classified information.
4.27    Disclaimer of Other Warranties. The representations and warranties made by the Company in this ARTICLE IV are the exclusive representations and warranties made with respect to the Company and its Subsidiaries in connection with the Acquisition and the consummation of the transactions contemplated by the Transaction Documents. The Sellers and the Purchased Entities hereby disclaim any other express or implied representations or warranties with respect to the Company and its Subsidiaries, or their respective businesses, assets, liabilities, or operations. The Sellers and the Purchased Entities are not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, projections, forecasts, budgets, or any other forward looking information (written or oral) with respect to the Company or its Subsidiaries and/or their respective businesses, or prospects prepared by or furnished to Purchaser or any of its Affiliates by or on behalf of any of the Sellers or any Purchased Entity (“Forward Looking Data”). It is understood that any due diligence materials received by or provided to Purchaser or any of its Affiliates or their respective directors, managers, officers, employees, agents, attorneys, consultants, accountants, financial advisors, professional advisors or other representatives (collectively, “Representatives”) do not, and shall not be deemed to, directly or indirectly, contain or constitute any representations or warranties of any of the Sellers or any Purchased Entity or any of their respective Affiliates or any of their respective directors, managers, officers, employees, agents, attorneys, consultants, accountants, financial advisors, professional advisors or other representatives. Notwithstanding the foregoing, nothing in this Section 4.27 or elsewhere in this Agreement shall, or shall be deemed or construed to, preclude, limit or impair any claim in respect of, relieve any Person of any Liability for, or limit or impair any recourse available in respect of, Fraud.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows (solely as to such Seller, and not as to any other Seller):
5.1    Organization; Authority. If such Seller is an entity, such Seller is duly organized, validly existing and in good standing (where such concept is applicable) under the Legal Requirements of its jurisdiction of formation and has all requisite corporate or limited liability company power, as applicable, and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Such Seller has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which such Seller is or will be a party and to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
5.2    Enforceability; Authorization. This Agreement and each other Transaction Document to which such Seller is or will be a party has been duly and validly executed and delivered by, and constitutes a valid, legal and binding obligation of such Seller enforceable against such Seller in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. If such Seller is an entity, the execution and delivery of this Agreement and each other Transaction Document to which such Seller is or will be a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all corporate or limited liability company action on the part of such Seller and no other proceedings on the part of such Seller or its shareholders or members are necessary to authorize this Agreement and the Transaction Documents to which such Seller is or will be a party or to consummate the transactions contemplated hereby or thereby pursuant to the terms and conditions of this Agreement and the other Transaction Documents.

5.3    No Conflict; Required Filings and Consents. The execution and delivery by such Seller of this Agreement and each other Transaction Document to which such Seller is or will be a party does not, and the performance of this Agreement and each other Transaction Document to which such Seller is or will be a party and the consummation by such Seller of the transactions contemplated hereby and thereby (i) will not conflict with or violate such Seller’s Charter Documents (if such Seller is an entity), (ii) assuming that all consents, approvals and authorizations contemplated by, and all filings described in, Section 4.5 of the Company Disclosure Letter are obtained or made, (x) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a breach or default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which such Seller is a party or by which such Seller’s assets are bound, (y) result in the creation or imposition of any Encumbrance on the properties or assets of such Seller, or (z) conflict with or violate any Legal Requirement to which such Seller is subject or by which any of such Seller’s assets are bound or affected, or (iii) require any material consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for as disclosed in Section 4.5 of the Company Disclosure Letter and for the applicable requirements of the Exchange Act or the HSR Act (and the expiration of the required waiting period thereunder).
5.4    Title to Purchased Shares. Such Seller is the record and beneficial holder of the Purchased Shares set forth opposite such Seller’s name on Section 4.4(a) of the Company Disclosure Letter, free and clear of any Encumbrance. Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of any Purchased Shares. Upon consummation of the Acquisition, Purchaser will acquire from such Seller good, valid and marketable title to all Purchased Shares set forth opposite such Seller’s name on Section 4.4(a) of the Company Disclosure Letter, free and clear of any Encumbrance.
5.5    Litigation. There are no Proceedings pending or, to the actual knowledge of such Seller, threatened against such Seller that question the validity of this Agreement or any action taken or to be taken by such Seller in connection herewith, that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected to materially impair or delay the ability of such Seller to perform such Seller’s obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby and thereby.
5.6    Brokers. Such Seller has not incurred, nor will such Seller incur, directly or indirectly, any Liability for brokers’ fees, finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
5.7    Disclaimer of Other Warranties. The representations and warranties made by the Sellers in this ARTICLE V are the exclusive representations and warranties made by the Sellers in connection with the Acquisition and the consummation of the transactions contemplated by the Transaction Documents. The Sellers hereby disclaim any and all other express or implied representations or warranties in connection with the Acquisition and the consummation of the transactions contemplated by the Transaction Documents. It is understood that any due diligence materials received by or provided to Purchaser or any of its Representatives do not, and shall not be deemed to, directly or indirectly, contain or constitute any representations or warranties of any of the Sellers or any of their respective Affiliates or any of their respective directors, managers, officers, employees, agents, attorneys, consultants, accountants, financial advisors, professional advisors or other representatives. Notwithstanding the foregoing, nothing in this Section 5.7 or elsewhere in this Agreement shall, or shall be deemed or construed to, preclude, limit or impair any claim in respect of, relieve any Person of any Liability for, or limit or impair any recourse available in respect of, Fraud.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:
6.1    Organization; Authority. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Purchaser has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties owned, operated or leased by it or the nature of the activities conducted by it make such qualification or licensing and good standing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Purchaser Material Adverse Effect.
6.2    Enforceability; Authorization. This Agreement and each other Transaction Document to which it is or will be a party has been or will be duly and validly executed and delivered by Purchaser, and constitutes or will constitute a valid, legal and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar Legal Requirements affecting the enforcement of creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement and each other Transaction Document to which Purchaser is or will be a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Purchaser, and no other proceedings on the part of Purchaser or its board of directors or stockholders (or equivalent, as applicable) are necessary to authorize this Agreement and the Transaction Documents to which it is or will be a party or to consummate the transactions contemplated hereby or thereby pursuant to the terms and conditions of this Agreement and the other Transaction Documents.
6.3    No Conflict; Required Filings and Consents. The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which Purchaser is or will be a party does not, and the performance of this Agreement and each other Transaction

Document to which it is or will be a party and the consummation by Purchaser of the transactions contemplated hereby and thereby will not (i) conflict with or violate Purchaser’s Charter Documents, (ii) (x) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a breach or default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Purchaser is a party or by which its assets are bound, (y) result in the creation or imposition of any Encumbrance on the properties or assets of Purchaser, or (z) conflict with or violate any Legal Requirement to which Purchaser is subject or by which any of its assets are bound or affected, or (iii) require any material consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for applicable requirements of the Exchange Act, the HSR Act and any applicable foreign Antitrust Laws (and the expiration of the required waiting period thereunder) or, as to clause (ii) or (iii) above, as would not reasonably be expected to have a Purchaser Material Adverse Effect.
6.4    Litigation. There are no Proceedings pending or, to Purchaser’s Knowledge, threatened against Purchaser by or before any Governmental Authority that (i) seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement or (ii) would reasonably be expected to have a Purchaser Material Adverse Effect.
6.5    Brokers. Purchaser has not incurred, nor will it incur, directly or indirectly, any Liability for brokers’ fees, finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for such fees, commissions or charges that will be borne solely by Purchaser.
6.6    Sufficiency of Funds. Purchaser has sufficient funds on hand or available to it to pay the Purchase Price (including any adjustment amounts that may become payable by Purchaser under Section 2.3 of this Agreement) and to permit Purchaser to timely perform all of its obligations under this Agreement and the other Transaction Documents and to consummate all of transactions contemplated in this Agreement and the other Transaction Documents. In no event shall the receipt or availability of any funds or financing by or to Purchaser or any of its Affiliates or any other financing be a condition to Purchaser’s obligation to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
6.7    No Reliance. In connection with its decision to enter into this Agreement, Purchaser, for itself and on behalf of its Affiliates, acknowledges, understands and agrees that (a) it is an informed and sophisticated party and has engaged advisors experienced in the evaluation and purchase of companies such as the Purchased Entities as contemplated hereunder, (b) subject to the terms and conditions of this Agreement and the Transaction Documents, it will accept the Purchased Entities in the condition they are in at the Closing without reliance upon any express or implied representation or warranty of any nature, except for the representations and warranties set forth in this Agreement, (c) it is not relying upon any representations and warranties, other than that set forth in this Agreement, and it acknowledges that any due diligence materials received by or provided to Purchaser or any of its Representatives do not, and shall not be deemed to, directly or indirectly, contain or constitute any representations or warranties of any of the Sellers or any Purchased Entity or any of their respective Affiliates or any of their respective directors, managers, officers, employees, agents, attorneys, consultants, accountants, financial advisors, professional advisors or other representatives, and (d) without limiting the generality of the foregoing, it is not relying upon any Forward Looking Data and it recognizes that significant uncertainties are inherent in Forward Looking Data and no representations or warranties, express or implied, are being made or shall be deemed to have been made as to any Forward Looking Data. Notwithstanding the foregoing, nothing in this Section 6.7 or elsewhere in this Agreement shall, or shall be deemed or construed to, preclude, limit or impair any claim in respect of, relieve any Person of any Liability for, or limit or impair any recourse available in respect of, Fraud.
6.8    Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) the aggregate value of assets of the Purchaser and its consolidated Subsidiaries, taken as a whole, shall exceed the aggregate value of liabilities of Purchaser and its consolidated Subsidiaries, taken as a whole, each as measured in accordance with applicable Legal Requirements, (ii) the Purchaser and its consolidated Subsidiaries, taken as a whole, shall not have an unreasonably small amount of capital for the operation of their businesses in which they are engaged or proposed to be engaged following the Closing, and (iii) Purchaser and its consolidated Subsidiaries, taken as a whole, will be able to pay their liabilities, including contingent liabilities, as they become due and mature.
6.9    R&W Insurance Policy Insurance. On the date of this Agreement, Purchaser has entered into a binder, at Purchaser’s sole cost and expense, for third party insurance in respect of the representations and warranties made by the Company or the Sellers in this Agreement (the “R&W Insurance Policy”). Purchaser has provided the Company with a copy of the binder for the R&W Insurance Policy.
ARTICLE VII

CONDUCT PRIOR TO THE CLOSING
7.1    Conduct of Business by the Purchased Entities. During the period from the date hereof to the earlier of (i) the Closing and (ii) the date that this Agreement is terminated pursuant to ARTICLE XI (the “Interim Period”), except as expressly required by this Agreement or set forth in Section 7.1 of the Company Disclosure Letter or required by Legal Requirements or any Contract to which it is a party, the Company will conduct, and will cause each of its Subsidiaries to conduct, its and their respective operations and businesses in the Ordinary Course of Business and in compliance with Legal Requirements in all material respects, which shall be determined after taking into account the effects of any Legal Requirements arising from or related to COVID-19 affecting the Company and its Subsidiaries and the economic and market conditions which have arisen or may arise therefrom, and the Company will use, and will cause each of its Subsidiaries to use, its and their respective commercially reasonable efforts to preserve intact its respective business organization and operations, to keep available the services of its and their respective current officers and key employees, to preserve the goodwill of and maintain existing relationships with those Persons having business relationships with the Company and its Subsidiaries and to continue the timely payment of its accounts payable. Without limiting the generality of the foregoing and except as otherwise expressly required by this Agreement or set forth in Section 7.1 of the Company Disclosure Letter, during the Interim Period, without the prior written consent of Purchaser, which consent in the cases of clauses (k) and (m) below shall not be unreasonably withheld, delayed or conditioned (with email consent from Purchaser’s Chief Legal Officer expressly referencing consent for purposes of this Section 7.1 being sufficient evidence of the provision of such consent), the Company will not, and will cause its Subsidiaries not to, do any of the following:
(a)    issue, sell, transfer, dispose of, acquire or redeem, grant options or rights to purchase or sell any capital stock or other securities of the Company or any of its Subsidiaries or permit any reclassifications, combinations, splits or subdivisions of any securities of the Company or any of its Subsidiaries;
(b)    amend or modify its Charter Documents or adopt or carry out any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(c)    declare, pay or otherwise set aside for payment any dividend or other distribution with respect to its equity securities;
(d)    merge or consolidate with, or acquire all or any substantial portion of the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person;
(e)    except for new Indebtedness incurred under existing credit facilities in effect on the date hereof in an amount less than $500,000 in the aggregate, incur, create, assume, endorse, guarantee or otherwise become liable for any Indebtedness or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;
(f)    forgive or cancel any Indebtedness owed to, or waive any material claim or right held by, the Company or any of its Subsidiaries;
(g)    fail to make regularly scheduled payments pursuant to the terms of any Contract with respect to any Indebtedness, if any, in existence as of the date of this Agreement;
(h)    make any capital expenditures in an amount greater than $100,000 in the aggregate or commitments therefor, except in accordance with the Company’s current budget set forth on Section 7.1(h) of the Company Disclosure Letter;
(i)    sell, assign, transfer, license, sublicense, allow to lapse, or become cancelled or abandoned any Intellectual Property (other than pursuant to non-exclusive licenses with customers entered into in the Ordinary Course of Business);
(j)    sell, lease, license, subject to any Encumbrance (other than Permitted Encumbrances) or otherwise dispose of any assets other than (i) the sale of products or services in the Ordinary Course of Business, (ii) the sale of damaged or obsolete or excess equipment, or (iii) the settlement of accounts receivable in the Ordinary Course of Business;

(k)    (i) terminate, modify or amend any Material Contract, except for renewals of Material Contracts in the Ordinary Course of Business on terms not materially less favorable to the Company, (ii) enter into any Contract that would have been a Material Contract had such Contract been entered into prior to the date of this Agreement or (iii) waive any rights under any Material Contract or Legal Requirements;
(l)    institute any Proceedings or settle or compromise any Proceeding if such settlement or compromise involves (i) aggregate payments by the Company and its Subsidiaries, taken as a whole, in excess of $100,000, (ii) any relief other than money damages or (iii) any admission of fault or wrongdoing;
(m)    (i) except as required to comply with Legal Requirements or required by Contracts or Company Plans existing on the date hereof and disclosed in Section 7.1(m) of the Company Disclosure Letter, (I) adopt, enter into, terminate or amend (x) any employment agreement or severance, retention or change in control plan or Contract other than new employment offer letters (providing for at will employment in the case of employees in the United States) for the current open searches disclosed in Section 7.1(m) of the Company Disclosure Letter involving less than $100,000 or (y) any Company Plan or any collective bargaining agreement (or other collective representative or labor agreement), (II) increase the compensation or benefits of, or pay any bonus to, any director, member, officer, employee or consultant other than as disclosed in Section 7.1(m) of the Company Disclosure Letter, (III) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity compensation, (IV) pay any benefit to any employee or consultant of the Company or any of its Subsidiaries except as required as of the date of this Agreement under any Company Plan, (V) grant any awards to any employee or consultant of the Company or any of its Subsidiaries under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan or remove existing restrictions in any benefit plan or agreement or awards made thereunder, (VI) hire (except for current open searches disclosed in Section 7.1(m) of the Company Disclosure Letter on the terms set forth therein), or terminate other than for cause, any officer or employee whose base salary and target bonus opportunity exceeds $100,000, or (VII) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan, other than payment of premiums due or contributions owed in the Ordinary Course of Business;
(n)    make or change any material Tax election (other than the making of Tax elections in the Ordinary Course of Business), file any amended Tax Return, settle or compromise any material Tax claim or other Proceeding with respect to material Taxes, consent to any waiver of the statute of limitations period applicable to any material Tax claim or other Proceeding with respect to material Taxes, enter into any closing agreement with respect to Taxes, or surrender any right to claim a refund of Taxes;
(o)    terminate the coverage of any insurance policies, or fail to maintain insurance upon all its material assets and properties in such amounts and of such kinds comparable to that in effect as of the date hereof;

(p)    make any change in accounting practices or policies, except as required by applicable Legal Requirements or GAAP;
(q)    enter into or discontinue any line of business; or
(r)    authorize, or commit or agree to take, any of the foregoing actions.
7.2    Tax Liability Amount. Following the date of this Agreement, the Company shall use commercially reasonable efforts to determine the Tax Liability Amount and shall provide Purchaser, no later than seven (7) Business Days prior to the Closing Date, its estimate of the Tax Liability Amount.
7.3    No Control of the Company’s Business. Without in any way limiting the Company’s express obligations set forth herein, Purchaser acknowledges and agrees that nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Purchased Entities prior to the Closing.
ARTICLE VIII

ADDITIONAL AGREEMENTS
8.1    Public Disclosure.
(a)    The Parties shall not issue or make any press releases and public announcements pertaining to this Agreement and the transactions governed by it, unless required by applicable Legal Requirements (in which case such Party shall advise the other of such obligation and Purchaser and the Seller Representative shall use commercially reasonable efforts to cause a mutually agreeable press release or announcement to be issued), without the prior consent of the Company (in the case of Purchaser) or Purchaser (in the case of the Company, any Seller or the Seller Representative). No Party will unreasonably delay, withhold or condition approval from the other Party with respect to any press release or public announcement. Without limiting the generality of the foregoing, each Party agrees to (i) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (ii) provide to the other for review a copy of any such press release or public statement and (iii) not issue any such press release or make any such public statement prior to such consultation and review by, and the receipt of the prior consent of (which consent shall not be unreasonably withheld, conditioned or delayed), the other, unless required by applicable Legal Requirement, in which case such party shall advise the other of such obligation and Purchaser and the Seller Representative shall attempt to cause a mutually agreeable press release or announcement to be issued. This Section 8.1(a) will not apply to (i) communications by any Party to its counsel, accountants and other professional advisors or (ii) Purchaser and its Affiliates after the Closing.
(b)    For the avoidance of doubt, the foregoing shall not apply to disclosures by Mill Point Capital, LLC (“MPC”) and/or any of its Affiliates of information regarding the performance of its investment solely to its partners (including limited partners), members or equityholders or the partners, members or equityholders of any of its Affiliates or to any prospective investor after the Closing who have agreed to maintain in confidence the information contained therein.
8.2    Confidentiality; Access to Information.
(a)    Confidentiality. The terms of the Confidentiality Agreement shall be applicable to this Agreement and the Transaction Documents, and the Parties expressly agree that the Confidentiality Agreement shall survive any termination of this Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that the Confidentiality Agreement shall terminate upon the consummation of the Closing. From and after the Closing, the Sellers and each of their respective Affiliates shall not disclose or make use of any information relating to the business of the Company or any Company Subsidiary that is not generally known by persons outside the Company (collectively referred to herein as “Proprietary Information”) including: (i) specifications, manuals, software in various stages of development, and other technical data; (ii) customer and prospect lists, details of agreements and communications with customers and prospects, and other customer information; (iii) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies; (iv) sales proposals, demonstrations systems, sales material; (v) research and development; (vi) software systems, computer programs and source codes; (vii) sources of supply; (viii) identity of specialized consultants and contractors and Proprietary Information; (ix) purchasing, operating and other cost data; (x) special customer needs, cost and pricing data; and (xi) employee information (including personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, data, specifications, software programs and records, whether or not legended or otherwise identified as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Proprietary Information shall not include such information that the Sellers can demonstrate (A) is generally available to the public (other than as a result of a disclosure by a Seller), (B) was disclosed to the Sellers by a third party under no obligation to keep such information confidential, or (C) was independently developed by the Sellers without use of or reference to Proprietary Information. Notwithstanding the foregoing, the Sellers shall have no obligation hereunder to keep confidential any of the Proprietary Information to the extent disclosure thereof is required by applicable Legal Requirements; provided, however, that in the event disclosure is required by applicable Legal Requirements, the Sellers shall use commercially reasonable efforts to provide Purchaser with prompt advance notice of such requirement so that Purchaser may seek an appropriate protective order. For the avoidance of doubt, the restrictions in this Section 8.2(a) that apply to MPC Kappa Investments LLC in its capacity as a Seller shall apply to MPC Kappa Investments LLC in its capacity as the Seller Representative.
(b)    Access to Information. The Company will (and will cause each Subsidiary to) afford Purchaser and its accountants, counsel and other representatives of Purchaser (including any insurers and underwriters and the accountants, counsel and other representatives of such insurers and underwriters in respect of the R&W Insurance Policy) reasonable access, subject to the Confidentiality Agreement, upon reasonable notice and during normal business hours, to the facilities, offices, properties, databases, systems, books and records (including those in electronic format), and personnel of the Company and its Subsidiaries during the Interim Period to obtain such information concerning the business, as Purchaser may reasonably request so that it may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company and its Subsidiaries; provided, however, that, prior to the Closing, without the written consent of MPC or any employee of the Company set forth in the definition of Knowledge (which consent may be provided by email and shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not contact any employee (other than those employees of the Company set forth in the definition of Knowledge set forth herein), supplier or customer of the Company or any of its Subsidiaries; provided that, subject to the Confidentiality Agreement, the foregoing shall not restrict Purchaser from contacting its current and prospective suppliers and customers and other Persons with respect to commercial arrangements, in each case, in the Ordinary Course of Business. Subject to the confidentiality obligations under the Confidentiality Agreement and Section 8.2(a) hereof, Purchaser shall be permitted to make abstracts from, or copies of, all such books and records. The Company will (and will cause each Subsidiary to) furnish to the Purchaser such financial and operating data and other information as to the business of the Company and its Subsidiaries as the Purchaser may reasonably request. In addition, the Company shall be provided the opportunity to participate in any meeting or call between Purchaser and any Employee, supplier, distributor or customer of the Company or any of its Subsidiaries. The Company shall, if requested by Purchaser, reasonably assist and reasonably cooperate with Purchaser to facilitate planning for the post-Closing integration of the Company and its Subsidiaries with the Purchaser. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to disclose any information to Purchaser if (i) such disclosure would result in a loss of the ability to successfully assert a claim of any attorney-client or other legal privilege, (ii) such disclosure would contravene any Legal Requirement or Contract to which the Company or any of its Subsidiaries is a party or is subject, provided, that in the case of clauses (i) and (ii), the Company shall use commercially reasonable efforts to disclose some or all of such information in a manner that does not violate any such Legal Requirements or obligation or forfeit such privilege, or (iii) such information is pertinent to any litigation in which the Company or any of its Subsidiaries, on the one hand, and Purchaser or any of their respective Affiliates, on the other hand, are adverse parties.
8.3    Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to (i) in the case of the Company, cause the conditions precedent set forth in Sections 9.1 and 9.3 to be satisfied, and in the case of Purchaser, cause the conditions precedent set forth in Sections 9.1 and 9.2 to be satisfied, (ii) obtain and/or satisfy all necessary actions, waivers, consents, approvals, waiting period expirations or terminations, orders and authorizations from Governmental Authorities and other third parties and the making of all necessary registrations, declarations, notifications and filings (including registrations, declarations, notifications and filings with Governmental Authorities, if any) and take all reasonable steps as may be necessary to avoid any Proceeding or investigation by any Governmental Authority, and (iii)  execute and/or deliver such other instruments and take such other actions (for no further consideration) as may be reasonably necessary to consummate the transactions contemplated by this Agreement. Prior to the Closing, each of Purchaser, the Company and the Seller Representative will provide the other with prompt written notice of any notice or other communication received from any Governmental Authority in connection with the transactions contemplated by this Agreement.
8.4    Anti-Trust Matters.
(a)    Each of Purchaser and the Company shall: (i) as promptly as practicable, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, which filing shall include a request for early termination of the applicable waiting period under the HSR Act no later than the tenth (10th) Business Day following the date hereof; (ii) use reasonable best efforts to take all actions necessary to obtain the required consents from Antitrust Authorities, including antitrust clearance under the HSR Act and under any other Antitrust Law, as promptly as practicable, and in any event prior to the Termination Date; (iii) at the earliest practicable date comply with (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority; and (iv) reasonably consult and reasonably cooperate with the other, and consider in good faith the views of the other, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Laws. Without limiting Purchaser’s cooperation obligations described above, Purchaser shall control the ultimate strategy for securing approvals and expiration of relevant waiting periods under applicable Antitrust Laws. Each of Purchaser and the Company shall promptly notify the other of any written communication made to or received by either, as the case may be, from any Antitrust Authority regarding any of the transactions contemplated hereby, and, subject to applicable Legal Requirements, if practicable, permit the other parties hereto to review in advance any proposed written communication to any such Antitrust Authority and incorporate the other’s reasonable comments. Neither Purchase nor the Company shall agree to participate in any substantive meeting or discussion with any such Antitrust Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other in advance and, to the extent permitted by such Antitrust Authority, gives the other the opportunity to attend, and furnish the other with copies of all correspondence, filings and substantive written communications between them and their Affiliates and their respective Representatives on one hand and any such Antitrust Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 8.4(a), to the extent any document or information to be provided pursuant to this Section 8.4(a) is proprietary, confidential and/or commercially sensitive, such information may be provided on an outside-counsel-only basis and such material may be redacted as necessary.

(b)    Purchaser shall be responsible for the payment of all filing fees under the HSR Act. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates shall be obligated (i) to commence or defend any Proceeding required to obtain any waiver, permit, consent, approval or other authorization under any applicable Antitrust Laws; (ii) to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Company, Purchaser or any of their respective Affiliates; (iii) to otherwise take any action that would limit the freedom of action with respect to, or its ability to retain, any of the businesses, product lines, or assets of the Company, Purchaser, or any of their respective Affiliates; or (iv) to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for any of the foregoing.
8.5    Employees and Benefits.
(a)    Until the first (1st) anniversary of the Closing Date, Purchaser shall (i) cause the Employees as of immediately prior to the Closing (the “Continuing Employees”), while employed, to be provided a base salary and/or hourly rate of pay (as applicable) that is at least equal to the Continuing Employee’s base salary and/or hourly rate of pay (as applicable) as in effect immediately prior to the Closing, and (ii) provide annual cash bonus opportunities and employee welfare and retirement benefits (excluding equity compensation arrangements) that are not less favorable, in the aggregate, to the annual cash bonus opportunities and welfare and retirement benefits provided by Purchaser to similarly-situated employees of Purchaser and its Subsidiaries; provided that Purchaser may elect to keep Continuing Employees on their existing annual cash bonus opportunities, employee welfare and retirement benefits in effect as of the Closing through December 31, 2021. Purchaser shall cause each Continuing Employee and his or her eligible dependents (including all such Continuing Employee’s dependents covered immediately prior to the Closing by a group health plan) to be eligible for coverage under a group health plan maintained by the Company, Purchaser or an Affiliate of Purchaser that (x) provides medical benefits to the Continuing Employee and such eligible dependents effective immediately upon the Closing Date, to the extent such persons were receiving such benefits under the Company’s group health plan immediately prior to the Closing and (y) either waive plan deductible and co-payment limitations (to the extent satisfied by a Continuing Employee under the Company’s group health plan immediately prior to the Closing) or credits such Continuing Employee, for the year during which such coverage under such group health plan begins, with any deductibles and co-payments already incurred during such year under a group health plan maintained by the Company. To the extent permitted under the terms of Purchaser’s employee benefits plans, Purchaser shall cause the employee benefit plans and programs maintained after the Closing by Purchaser and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) to recognize each Continuing Employee’s years of service and level of seniority prior to the Closing Date with the Company and/or any of its Subsidiaries for purposes of terms of employment and eligibility and vesting but not benefit accrual under such plans and programs; provided, that such service credit does not result in a duplication of benefits and shall not apply for vesting purposes under any equity compensation arrangement. During the plan year in which the Closing occurs, Purchaser shall cause each employee welfare benefit plan sponsored by Purchaser or a Subsidiary of Purchaser (including, after the Closing, the Company and any of its Subsidiaries) that the Continuing Employees may be eligible to participate in on or after the Closing Date to waive any preexisting condition exclusion with respect to participation and coverage requirements applicable to Continuing Employees to the extent such preexisting condition requirements were satisfied under the corresponding Company Plan immediately prior to the Closing. Nothing in this Section 8.5(a) shall be construed to limit the right of Purchaser or its Subsidiaries (including, after the Closing, the Company and any of its Subsidiaries) to amend or terminate any Company Plan or any Purchaser employee benefit plan or any other employee benefit plan, nor shall anything in this Section 8.5(a) be construed to require Purchaser or its Subsidiaries (including, after the Closing, the Company and any of its Subsidiaries) to retain the employment of any particular Continuing Employee for any fixed period of time following the Closing Date.
(b)    The provisions of this Section 8.5 are solely for the benefit of the Parties, and no Employee shall be regarded for any purpose as a third party beneficiary of provisions of this Section 8.5, and nothing herein shall be construed as an amendment to any Company Plan or any other employee benefit plan for any purpose. Section 8.5(a) shall not apply to any individuals employed outside the United States or who are covered by collective bargaining agreements or other collective representation. Such excluded employees shall be provided compensation and benefits in accordance with Legal Requirements, Contracts, and the terms of collective bargaining agreements or other collective representation.
(c)    Purchaser shall be liable for any liability incurred on or after the Closing under WARN and all other similar Legal Requirements. Purchaser shall not, and shall cause the Company or any of its Subsidiaries not to, at any time prior to sixty (60) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN affecting in whole or in part any facility, site of employment, operating unit or employee of the Company or any of its Subsidiaries without complying fully with the requirements of WARN. Purchaser will bear the cost of compliance with (or failure to comply with) WARN.
8.6    Tax Matters.
(a)    Allocation of Certain Taxes.
(i)    In the case of any Straddle Period, the amount of any Tax liabilities of any Purchased Entity that relate to the portion of such Straddle Period ending on the Closing Date will be determined (i) in the case of Taxes that are based upon or related to income or receipts or imposed in connection with any sale or other transfer of property (other than Transfer Taxes) or otherwise imposed on a transactional basis, based on an interim closing of the books as of the close of the Closing Date and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), by multiplying the amount of such Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period.
(ii)    For purposes of allocating Taxes attributable to any partnerships or specified foreign corporations (within the meaning of Section 965(e) of the Code) in which the Company or any of its Subsidiaries hold (with due regard to Section 958 of the Code) an equity interest as of the Closing Date, the taxable year of any such partnerships or specified foreign corporations shall be treated as ending on the Closing Date (without regard to any contrary Legal Requirements).
(b)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest), incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by Purchaser. Purchaser shall file all necessary documentation and Tax Returns with respect to such Taxes, and if required by Legal Requirements, the Sellers will join in the execution of any such documentation and Tax Returns.
(c)    Cooperation. The Sellers, on the one hand, and Purchaser, on the other, shall provide reasonably requested cooperation (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with the determination of the Tax Liability Amount and in the preparation of Tax Returns or any Proceeding with respect to Taxes against Purchaser, the Sellers or the Company or any of its Subsidiaries in relation to any Purchased Entity for which one Party may reasonably require the assistance of such other Party in obtaining any necessary information. Such cooperation shall include each Party making all information and documents in its possession relating to any Purchased Entity available to the other Party as is reasonably necessary for the preparation of such Tax Returns or the conduct of such Proceeding, subject to customary confidentiality arrangements. The Parties shall retain all Tax Returns, schedules, and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent noticed by any Party, any extensions thereof) of the Tax period to which such Tax Returns and other documents and information relate. Each of the Parties shall also make available to the other Party, as reasonably requested and available and during normal business hours, personnel (including officers, directors, employees, and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceeding relating to Taxes.
8.7    Indemnification of Directors and Officers.
(a)    For six (6) years from and after the Closing Date, Purchaser shall cause the Company to indemnify and hold harmless all past and present officers, managers and directors of the Purchased Entities (including, for the avoidance of doubt, the applicable individuals included in the definition of the Company’s Knowledge) (each a “D&O Indemnitee” and, collectively, the “D&O Indemnitees”) to the same extent such persons are, as of the date of this Agreement, indemnified by the Purchased Entities pursuant to the Charter Documents of the Purchased Entities for acts or omissions occurring at or prior to the Closing Date, and Purchaser shall not, and shall not permit any Purchased Entity to, amend, repeal or modify, or, in the event of a merger, consolidation or dissolution or similar transaction involving any of such entities, fail to have the successor entity or entities assume the obligations under or continue, any provision in the Charter Documents of any Purchased Entity relating to the exculpation or indemnification of former officers, managers and directors in any manner that would adversely affect or diminish the rights thereunder of the D&O Indemnitees, unless such modification is required by applicable Legal Requirements. Notwithstanding anything to the contrary in the Charter Documents of the Company or any of its Subsidiaries or any provision in any indemnification or other agreement to which any of them is a party or by which any of them is bound, (i) no exculpation or other provision in the Charter Documents of the Company or any of its Subsidiaries or any such agreement shall be deemed to exculpate any such person from its obligations under this Agreement and (ii) no Person that is an Equityholder or an Affiliate or employee of an Equityholder shall be entitled to indemnification or reimbursement or advancement of expenses under any provision of the Charter Documents of the Company or any of its Subsidiaries or any such agreement for any matter constituting a breach of the representations and warranties set forth in ARTICLE IV or ARTICLE V of this Agreement.
(b)    Prior to the Closing, the Company shall, in consultation with Purchaser, cause the Purchased Entities to purchase, and the Purchased Entities immediately following the Closing shall maintain (the cost of which will be borne 50% by the Sellers (as a Transaction Expense) and 50% by Purchaser), in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Purchased Entities (the “D&O Tail Policy”), which D&O Tail Policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date, with respect to claims arising from facts or events that occurred on or before the Closing, and which shall contain substantially the same coverage as currently provided, and (ii) “run off” coverage (the cost of which will be borne 50% by the Sellers as a Transaction Expense) as provided by the Purchased Entities’ fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date of this Agreement by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Purchased Entities’ existing policies.
(c)    Notwithstanding anything contained in this Agreement to the contrary, this Section 8.7 shall survive the consummation of the Closing. In the event that Purchaser, any Purchased Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, such Purchaser, Purchased Entity and their respective successors or assigns, as the case may be, shall cause proper provision to be made so that the successors and assigns of such Person assume, succeed to and are bound by the obligations set forth in this Section 8.7. Except to the extent required to comply with applicable Legal Requirements, the obligations of Purchaser and the Company under this Section 8.7 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 8.7 applies without the consent of such affected D&O Indemnitee.
8.8    R&W Insurance Policy. From and after the Closing, Purchaser shall not amend, modify, supplement or otherwise change, terminate or waive any of the subrogation provisions of the R&W Insurance Policy in a manner adverse to any of the Sellers without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed. The R&W Insurance Policy shall not permit subrogation against any Seller or any direct or indirect equityholder, member, officer, director, employee, advisor, partner, agents or representatives of any Seller (or the functional equivalent of any such positions) (“Seller Affiliated Parties”), except to the extent that a written statement or other admission under oath or guilty plea or plea of no contest by any Seller Affiliated Party or a final binding nonappealable judgment or other ruling in any proceeding, establishes that any Seller Affiliated Party committed Fraud with respect to this Agreement, a Pre-Closing Tax Breach (as defined in the R&W Insurance Policy) or a Covered Representation and Warranty (as defined in the R&W Insurance Policy).
8.9    Non-Recourse; Release.
(a)    All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement in the preamble to this Agreement or as parties to the other and in the other Transaction Documents as set forth therein (the “Contracting Parties”). Except in the event of such Person’s Fraud, no Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, shareholder, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, shareholder, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or based on, in respect of, or by reason of this Agreement or the other Transaction Documents or the negotiation, execution, performance, or breach hereof or, to the maximum extent permitted by Legal Requirements, thereof and each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, effective as of the Closing Date, each Seller (with respect to Purchaser) and Purchaser (with respect the Sellers) (a “Releasor”), on behalf of itself and its respective officers, directors, shareholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by applicable Legal Requirements, each of the Sellers (where Purchaser is the Releasor) and Purchaser and the Purchased Entities (where a Seller is the Releasor) and its respective past, present or future officers, managers, directors, members, Affiliates, employees, counsel and agents, as applicable, (each, a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever (including, where a Seller is a Releasor, relating to their status as members, shareholders, directors, officers of any of the

Purchased Entities) which such Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever to the Closing Date. Each Releasor agrees not to, and agrees to cause its respective officers, directors, shareholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any claim released under this Section 8.10 against any of the Releasees. Notwithstanding the foregoing, each Releasor and its respective officers, directors, shareholders, Subsidiaries and Affiliates, and each of their respective successors and assigns retain, and do not release, (i) their rights and interests under the terms and conditions of this Agreement or the other Transaction Documents, (ii) any wages or benefits arising in the Ordinary Course of Business solely from such Person’s employment with the Company or a Subsidiary or (iii) commercial arrangements entered in the Ordinary Course of Business that are unrelated to the Acquisition or the other transactions contemplated by this Agreement. Each Releasor hereby expressly waives any and all provisions, rights and benefits conferred by §1542 of the California Civil Code (or any similar, comparable or equivalent provision or law) which section provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.”
8.10    Section 280G Vote. Prior to the Closing Date, the Company shall submit to a stockholder vote, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” shall be an excess “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code). Such vote shall establish each disqualified individual’s right to the payment or other compensation, and the Company shall obtain any required waivers or consents from the disqualified individual prior to the vote. In addition, the Company shall provide adequate disclosure to all Company stockholders that hold voting stock of all material facts concerning all payments to any such disqualified individual that, but for such vote, could be deemed “parachute payments” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and Treasury Regulations promulgated thereunder. At least five (5) Business Days prior to the vote, Purchaser and its counsel shall be given the right to review and comment on all documents required to be delivered to the stockholders in connection with such vote and any required disqualified individual waivers or consents, and the Company shall reflect all reasonable comments of Purchaser received at least two (2) Business Days prior to the vote. Purchaser and its counsel shall be provided copies of all documents executed by the stockholders and disqualified individuals in connection with the vote.

8.11    Exclusivity.
(a)    During the Interim Period, the Company and each Seller shall not, and the Company and each Seller shall cause each of its Subsidiaries and each of its and their respective officers, directors, managers, employees, representatives and agents not to, directly or indirectly, through any officer, director, manager, employee, Affiliate, agent or representative or otherwise, (i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiry, proposal, offer or discussion with any party (other than Purchaser or its representatives) concerning any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any of its Subsidiaries, (ii) furnish any information concerning the business, properties or assets of the Company or any of its Subsidiaries or the Purchased Shares to any party (other than Purchaser or its representatives) or (iii) engage in negotiations or enter into any Contract with any party (other than Purchaser or its Representatives) concerning any such transaction.
(b)    The Company shall promptly, and in any event within two (2) Business Days of the date of this Agreement, notify any party with which discussions or negotiations of the nature described in Section 8.12 were pending that such discussions or negotiations are terminated. Upon any such termination, the Company shall request that any such party return or destroy any confidential information of the Company and the Company’s Subsidiaries provided to any such party during the course of any such discussions or negotiations. If the Company or any of its Subsidiaries receives any inquiry, proposal or offer of the nature described in Section 8.12, the Company shall, within one (1) Business Day after such receipt, notify Purchaser of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.
8.12    Notification of Certain Matters. During the Interim Period, the Company shall promptly deliver to Purchaser notice (including a reasonably detailed description) upon becoming aware of any fact, circumstance or development that constitutes any breach of any representation, warranty or covenant of the Company or the Sellers set forth herein, such that the conditions set forth in Section 9.3(a), 9.3(b), 9.3(c) or 9.3(d) would not be satisfied as of the time of such breach. No such notice shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty, covenant or condition in this Agreement or the Company Disclosure Letter.
8.13    Related Party Contracts. No later than immediately prior to the Closing, the Company shall, and shall cause its applicable Affiliates to, terminate, and take such actions necessary to terminate, the Contracts set forth on Section 4.21 of the Company Disclosure Letter other than those marked therein with an asterisk as being a continuing related party Contract, and settle all amounts payable thereunder, in each case, effective as of or immediately prior to the Closing, and execute and deliver to Purchaser such releases, termination and settlement agreements as are necessary to release and discharge the Company and its Subsidiaries from any and all Liabilities owed under such Contracts in a manner that will not result in any Liability to the Company, any Subsidiary of the Company, Purchaser or any of their respective Affiliates following the Closing.
8.14    Takeover Statutes. If any state takeover statute or similar Legal Requirement shall become applicable to the transactions contemplated by this Agreement or the Transaction Documents, each of the Company and Purchaser and their respective Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.
8.15    Pay-off Letters. No later than three (3) Business Days prior to the anticipated Closing Date, the Company shall provide Purchaser with pay-off letters reasonably satisfactory to Purchaser from each lender (or an agent acting on behalf of such lender) of Indebtedness for borrowed money (the “Pay-Off Letters”), which shall include a complete release of the Company and each Subsidiary from all Encumbrances and Liabilities with respect to such Indebtedness, effective upon the discharge of such Indebtedness at the Closing.
ARTICLE IX

CONDITIONS TO THE TRANSACTION
9.1    Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each Party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which (if permitted by Legal Requirements) may be waived, in writing, by both Purchaser and the Company:
(a)    Regulatory Matters. All required waiting periods under the HSR Act shall have expired or been terminated.
(b)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Legal Requirement (whether temporary, preliminary or permanent) which is in effect and which enjoins, restrains, has the effect of making the Acquisition illegal or otherwise prohibits the consummation of the Acquisition on the terms contemplated by this Agreement.
9.2    Additional Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which (if permitted by Legal Requirements) may be waived, in writing, exclusively by the Seller Representative:
(a)    Representations and Warranties. Each of the representations and warranties set forth in ARTICLE VI of this Agreement shall have been true and correct in all respects (determined for this purpose without giving effect to any qualifications as to materiality, “Purchaser Material Adverse Effect” or similar qualifications) as of the date of this Agreement and as of the Closing Date, as if made on and as of the Closing Date (other than any representation and warranty expressly made as of a specific earlier date, which shall have been true and correct (determined for this purpose without giving effect to any qualifications as to materiality, “Purchaser Material Adverse Effect” or similar qualifications) as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, be reasonably expected to have a Purchaser Material Adverse Effect. The Sellers shall have received a certificate with respect to the foregoing signed on behalf of Purchaser by an authorized officer of Purchaser (in such officer’s capacity as such and not with personal liability) (the “Purchaser Closing Certificate”).
(b)    Agreements and Covenants. Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and the Purchaser Closing Certificate shall include a certification to such effect.
(c)    Escrow Agreement. The Seller Representative shall have received the Escrow Agreement, duly executed by Purchaser and the Escrow Agent.
(d)    Officer’s Certificate. Purchaser shall have delivered to the Sellers a certificate dated the Closing Date and signed by a duly appointed officer of Purchaser (in such officer’s capacity as such and not with personal liability), certifying as to (i) the necessary resolutions and actions taken by the board of directors and stockholders of Purchaser (or equivalent, if applicable), in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) the incumbency and signature of the officers of Purchaser executing this Agreement and the other Transaction Documents to which Purchaser is a party and any other certificate or document delivered by Purchaser in connection with this Agreement.
(e)    Closing Deliveries. Purchaser shall have delivered, or caused to be delivered, to the Sellers all documents and instruments set forth in Section 3.2(b).
9.3    Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which (if permitted by Legal Requirements) may be waived, in writing, exclusively by Purchaser:
(a)    Representations and Warranties. (i) The representations and warranties set forth in Section 4.4 shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date, as if made on and as of the Closing Date (other than any representation and warranty expressly made as of a specific earlier date, which shall have been true and correct in all but de minimis respects as of such earlier date), (ii) the representation and warranty of the Company contained in clause (b) of Section 4.7 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made on and as of the Closing Date, (iii) the representations and warranties of the Company contained in Section 4.1, Section 4.2, Section 4.3, Section 4.5(i), Section 4.16, Section 4.21, Section 5.1, Section 5.2, Section 5.3(i), Section 5.4 and Section 5.6 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made on and as of the Closing Date (other than any representation and warranty expressly made as of a specific earlier date, which shall have been true and correct in all material respects as of such earlier date) and (iv) each of the other representations and warranties set forth in ARTICLE IV and ARTICLE V shall have been true and correct in all respects (determined for this purpose without giving effect to any qualifications as to materiality, “Material Adverse Effect” or similar qualifications) as of the date of this Agreement and as of the Closing Date, as if made on and as of the Closing Date (other than any representation and warranty expressly made as of a specific earlier date, which shall have been true and correct as of such earlier date), except where failure to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect. Purchaser shall have received a certificate with respect to the foregoing signed by an appropriate authorized officer of the Company (in such officer’s capacity as such and not with personal liability) (the “Company Closing Certificate”).
(b)    Agreements and Covenants.
(i)    The Sellers shall have performed or complied in all material respects with all their respective agreements and covenants required by this Agreement to be performed or complied with by the Sellers at or prior to the Closing, and the Company Closing Certificate shall include a provision to such effect.
(ii)    The Company shall have performed or complied in all material respects with all its agreements and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing, and the Company Closing Certificate shall include a provision to such effect.
(c)    Required Consents. The Company shall have obtained all Required Consents.
(d)    Material Adverse Effect. No Event shall have occurred that has had a Material Adverse Effect, and the Company Closing Certificate shall include a provision to such effect.
(e)    Payoff Letters. The Company shall have delivered, no later than three (3) Business Days prior to the Closing Date, the Pay-Off Letters.
(f)    Escrow Agreement. Purchaser shall have received the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent.
(g)    Resignations. Purchaser shall have received the resignations of each of the officers and directors of the Purchased Entities from their positions as such and not as Employees where applicable, unless otherwise specified by Purchaser to the Seller Representative at least four (4) Business Days prior to the Closing.
(h)    Termination of or Withdrawal from Company 401(k) Plan. To the extent requested by Purchaser, no later than ten (10) Business Days prior to the Closing, Purchaser shall have received evidence in form and substance reasonably acceptable to Purchaser (Purchaser’s having earlier received and approved the authorizing board resolutions) that the Company has ceased to be a participating employer in the Company 401(k) Plan no later than the day before the Closing Date.

(i)    Option Surrender Agreement. Purchaser shall have received Option Surrender Agreements duly executed by each Option Holder.
(j)    Officer’s Certificate. The Company shall have delivered to Purchaser a certificate dated the Closing Date and signed by an officer of the Company (in such officer’s capacity as such and not with personal liability), certifying as to (i) complete and correct copies of the Charter Documents of the Company, (ii) the incumbency and signature of the representative of the Company executing this Agreement and the other Transaction Documents and any other certificate or document delivered by the Company in connection with this Agreement, (iii) a certificate of good standing of the Company certified by the Secretary of State of the State of Delaware and of each of its Subsidiaries in the jurisdiction of its incorporation or formation, in each case issued not more than ten (10) Business Days prior to the Closing Date and (iv) all resolutions of the board of directors of the Company (or a duly authorized committee thereof) relating to this Agreement and the transactions contemplated hereunder.
(k)    Key Employee Agreements. The Key Employee Agreements shall be in full force and effect.
(l)    No Proceedings. No Proceeding shall be pending or threatened by or before any Governmental Authority which seeks to (i) prevent or prohibit the consummation of the Acquisition, or (ii) cause the Acquisition to be rescinded following its consummation or would, if decided adversely, reasonably be expected to have a Material Adverse Effect.
(m)    Closing Deliveries. The Company shall have delivered, or caused to be delivered, to Purchaser all documents or instruments set forth in Section 2.3(a) and Section 3.2(a).
ARTICLE X

INDEMNIFICATION AND SURVIVAL
10.1    Indemnification. The Sellers shall, on a basis providing for equal culpability (except with respect to Fraud by a Seller (it being understood and agreed that any Fraud that is committed by any employee or director of any Purchased Entity in connection with the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, Fraud by a Seller with respect to the representations and warranties of such Seller under ARTICLE V) shall be deemed to constitute Fraud on the part of the Company for purposes of this Agreement), in which case such Seller shall, on an individual basis), defend and indemnify each Purchaser Indemnified Party in respect of, and hold each Purchaser Indemnified Party harmless against and will compensate and reimburse, in each case in accordance with each Seller’s Pro Rata Percentage, each Purchaser Indemnified Party for, any and all Losses incurred or suffered by any Purchaser Indemnified Party (regardless of whether such Losses relate to any Third Party Action) resulting from, relating to or constituting Fraud.

10.2    Claim Procedures.
(a)    In the event that any Third Party Action is commenced, Purchaser shall promptly notify (but in any event within twenty (20) days of first becoming aware of such Third Party Action) the Seller Representative of such Third Party Action in a writing that (i) describes such Third Party Action in reasonable detail, to the extent then known by Purchaser, and (ii) attaches copies of any summons, complaint or other pleading which may have been served on Purchaser Indemnified Party with respect to such Third Party Action (it being understood that, to the extent that such written material is not reasonably available to Purchaser at such time, Purchaser shall so indicate, and shall promptly provide such material when it becomes available) (a “Third Party Action Notice”) except that no delay on the part of Purchaser in giving any Third Party Action Notice shall relieve Sellers of any indemnification obligation hereunder unless (and then only to the extent) Sellers are materially damaged or prejudiced by such delay (in which case Sellers shall be relieved only of any portion of the applicable indemnification obligation hereunder that resulted from such delay).
(b)     The Seller Representative shall reasonably cooperate with the Purchaser Indemnified Party and its counsel in the investigation, defense and settlement of such Third Party Action, including promptly (w) executing and delivering documents reasonably requested in connection with such investigation, defense or settlement, (x) procuring potential witnesses and witness statements, (y) furnishing documentary evidence to the extent available to it or its controlled Affiliates and (z) providing access to any other relevant Person, including any employees or agents of, or advisors to the parties, in each case, as is within the Seller Representative’s reasonable control and reasonably needed to ensure the proper and adequate defense of such Third Party Action.
(c)    Purchaser may retain counsel and control the investigation and defense of the Third Party Action (and the cost and expense of doing so will be considered Losses for purposes of this ARTICLE X) and may take any other actions the Purchaser deems reasonably advisable without in any way waiving or otherwise affecting the Purchaser Indemnified Party’s rights to indemnification pursuant to this ARTICLE X; provided, that, except as provided in Section 10.2(f), the Purchaser Indemnified Party shall not consent to any settlement of a Third Party Action without the prior written consent of the Seller Representative (which consent shall not be unreasonably conditioned, withheld or delayed). In any event, the Purchaser Indemnified Party and its counsel shall keep the Seller Representative reasonably informed upon request of all material developments relating to any such Third Party Action, including by providing copies of any summons, complaint or other pleading which may have been served on the Purchaser Indemnified Party).
(d)    In order for any Purchaser Indemnified Party to seek indemnification under this ARTICLE X, Purchaser must provide notice to the Seller Representative in a writing that (i) describes in reasonable detail the basis of the claim, to the extent then known by the Purchaser Indemnified Party (including, to the extent then known, the facts underlying each particular claim and an identification of each section of this Agreement pursuant to which indemnification is being sought); (ii) sets forth a description and the Purchaser Indemnified Party’s good faith estimate (based on information then known by the Purchaser Indemnified Party) of the amount of Losses incurred or reasonably expected to be incurred by the Purchaser Indemnified Party and (iii) contains a demand for payment in the amount of such Losses (a “Claim Notice”).
(e)    Within thirty (30) Business Days after delivery of a Claim Notice, the Seller Representative shall deliver to Purchaser a Response, in which the Seller Representative, on behalf of all of the Sellers, shall: (i) agree that the Purchaser Indemnified Party is entitled to receive all of the Claimed Amount (in which case each Seller shall pay to such Purchaser Indemnified Party, by wire transfer of immediately available funds, an amount in cash equal to its Pro Rata Percentage of such amount within two (2) Business Days after such Purchaser Indemnified Party delivers to the Seller Representative wire instructions for such payment), (ii) agree that the Purchaser Indemnified Party is entitled to receive the Agreed Amount (in which case each Seller shall pay to such Purchaser Indemnified Party, by wire transfer of immediately available funds, an amount in cash equal to its Pro Rata Percentage of such amount within two (2) Business Days after such Purchaser Indemnified Party delivers to the Seller Representative wire instructions for such payment) or (iii) dispute that Purchaser is entitled to receive any of the Claimed Amount. If no Response is delivered by the Seller Representative within such 20-Business Day period, the Sellers shall be deemed to have agreed that all of the Claimed Amount is owed to Purchaser, in which case, each Seller shall pay to such Purchaser Indemnified Party, by wire transfer of immediately available funds, an amount in cash equal to its Pro Rata Percentage of such amount within two (2) Business Days after such Purchaser Indemnified Party delivers to the Seller Representative wire instructions for such payment. Any dispute pursuant to a claim for Indemnification under this ARTICLE X shall be resolved in accordance with Section 12.7.
(f)    Notwithstanding the other provisions of this Section 10.2 but subject to the limitations set forth in this ARTICLE X, if a third party asserts (other than by means of a lawsuit) that any Purchaser Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Losses for which a Purchaser Indemnified Party may be entitled to indemnification pursuant to this ARTICLE X, and Purchaser reasonably determines that it has a valid business reason to fulfill such obligation, then (i) Purchaser shall be entitled to satisfy such obligation, without prior notice to or consent from the Seller Representative or the Sellers, (ii) Purchaser may subsequently make a claim for indemnification in accordance with the provisions of this ARTICLE X, and (iii) Purchaser shall be reimbursed, in accordance with the provisions of this ARTICLE X, for any such Losses for which it is entitled to indemnification pursuant to this ARTICLE X (subject to the right of the Seller Representative, on behalf of the Sellers, to dispute the applicable Purchaser Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this ARTICLE X).
(g)    The Seller Representative shall have full power and authority on behalf of each Seller to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Sellers under this ARTICLE X. The Seller Representative shall have no Liability to any Equityholders for any action taken or omitted on behalf of the Sellers pursuant to this ARTICLE X.

(h)    To the extent that the Sellers make any payment pursuant to this ARTICLE X in respect of Losses which the applicable Purchaser Indemnified Party subsequently recovers from a third party (including any insurance company in its capacity as an insurer), such Purchaser Indemnified Party shall pay the amount of any such recovery to the Sellers, in accordance with their respective Pro Rata Percentages (after deducting therefrom the amount of any reasonable and documented out-of-pocket costs of recovery incurred by the Purchaser Indemnified Parties, including any resulting increase in premium, in pursuing or defending any claim arising out of such matter to the extent not previously reimbursed by the Sellers); provided that such payment to the Sellers shall not exceed the amount previously paid by the Sellers to or on behalf of Purchaser or any other Purchaser Indemnified Party in respect of any claim arising out of such matter(s).
10.3    Survival of Representations and Warranties. Except in the case of Fraud, all representations, warranties and covenants and agreements which by their terms are to be performed at or prior to the Closing Date of the Company and the Sellers, and any certificate related to any such representations, warranties and covenants and agreements which by their terms are to be performed at or prior to the Closing Date of the Company and the Sellers pursuant to this Agreement, shall terminate upon, and shall not survive, the Closing, and neither the Company nor any of the Equityholders shall have any Liability whatsoever with respect to any such representations, warranties or covenants and agreements which by their terms are to be performed at or prior to the Closing Date, and no claim for breach of any such representation, warranty, covenant and agreement which by its terms is to be performed at or prior to the Closing Date may be brought after the Closing with respect thereto. All covenants and agreements of the Parties contained in this Agreement other than covenants and agreements which by their terms are to be performed at or prior to the Closing Date shall survive the Closing Date in accordance with their respective terms, but not to exceed the applicable statute of limitations in the event of a breach of such covenant.
10.4    Limitations.
(a)    With respect to claims for Losses arising under Section 10.1, the aggregate liability of the Sellers shall not exceed the Purchase Price actually received or entitled to be received by the Sellers.
(b)    The aggregate liability of each Seller for Losses under this ARTICLE X which are indemnifiable by all of the Sellers shall not exceed such Seller’s Pro Rata Percentage of such Losses; provided that the limitation set forth in this sentence shall not apply with respect to any Party that perpetrated or participated in, or had actual knowledge of, Fraud.
(c)    In calculating amounts payable under this ARTICLE X, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made under this Agreement and shall be computed net of (i) payments actually recovered by Purchaser under any insurance policy insurer, including the R&W Insurance Policy, with respect to such Losses (after giving effect to any deductible or other reasonably incurred and documented out-of-pocket cost of recovery or increase in insurance premiums) and (ii) any other amount actually recovered previously by Purchaser

Indemnified Party from any third party with respect to such Losses (after giving effect to any reasonably incurred and documented out-of-pocket cost of recovery). Neither Purchaser nor any of its Affiliates shall have any obligation to pursue any claims under any insurance policies (including the R&W Insurance Policy) or against any other third parties.
(d)    No Seller shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations or warranties resulting from Fraud.
(e)    Notwithstanding anything to the contrary in this Agreement, for purposes of determining (i) whether there has been a breach of or inaccuracy in any representation or warranty set forth in ARTICLE IV or ARTICLE V or the certificate described in Section 9.2(a) and (b) and (ii) the amount of Losses for which any Purchaser Indemnified Party may be entitled to indemnification under this ARTICLE X, each such representation or warranty (other than the representations and warranties set forth in clause (b) of Section 4.7) shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Material Adverse Effect).
(f)    Except in the case of any tort claim for Fraud and claims for specific performance, after the Closing, the rights of Purchaser under this ARTICLE X shall be the exclusive remedy of Purchaser with respect to claims resulting from or relating to any misrepresentation or breach of warranty contained in this Agreement.
(g)    Any payments made to a party pursuant to this ARTICLE X shall be treated as an adjustment to the Purchase Price for Tax purposes to the extent permitted by Legal Requirements.
ARTICLE XI

TERMINATION
11.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written agreement of Purchaser and the Seller Representative;
(b)    by either Purchaser or the Seller Representative if the Acquisition shall not have been consummated by December 22, 2021 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose action or failure to act has been a proximate cause of the failure of the Acquisition to occur on or before the Termination Date and such action or failure to act constitutes a material breach of such party’s express obligations under this Agreement;
(c)    by either Purchaser or the Seller Representative if a Governmental Authority shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree, ruling or other action is final and non-appealable;

(d)    by the Seller Representative, upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any such representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Sections 9.2(a) or 9.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue (provided that, if such breach is curable by such Person, such Person shall first be afforded a period of thirty (30) days to cure such breach); provided, however, that the Seller Representative’s right to terminate this Agreement under this Section 11.1(d) shall not be available if any of the Sellers or the Company is then in breach of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of any of the Sellers or the Company shall have become untrue, in either case such that the conditions set forth in Sections 9.3(a) or 9.3(b) (as the case may be) would not be satisfied; or
(e)    by Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of any of the Sellers or the Company set forth in this Agreement, or if any representation or warranty of any of the Sellers or the Company shall have become untrue, in either case such that the conditions set forth in Sections 9.3(a) or 9.3(b)would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue (provided that, if such breach is curable by such Person, such Person shall first be afforded a period of thirty (30) days to cure such breach); provided, however, that Purchaser’s right to terminate this Agreement under this Section 11.1(e) shall not be available if Purchaser is then in breach of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Sections 9.2(a) or 9.2(b) (as the case may be) would not be satisfied.
11.2    Notice of Termination; Effect of Termination.
(a)    Any termination of this Agreement under Section 11.1 will be effective immediately upon (or, if the termination is pursuant to Section 11.1(d) or Section 11.1(f) and the first proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other Parties.
(b)    In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall become void, of no further force or effect and the Acquisition shall be abandoned (and there shall be no liability on the part of any Party or their respective officers, directors, stockholders, members or Affiliates), except as set forth below and subject to the following: (i) the provisions of Sections 4.16, 5.6 and 6.5 relating to broker’s fees and finder’s fees, Section 8.1 relating to public announcements, Section 8.2 relating to confidentiality, this ARTICLE XI and ARTICLE XII shall survive the termination of this Agreement and shall be enforceable by the Parties; (ii) nothing herein shall relieve any Party from any liability for any Fraud or willful and material breach of this Agreement prior to such termination; and (iii) the Confidentiality Agreement shall survive any termination of this Agreement. For purposes of clarification, a “willful and material breach” shall mean a material breach that is a consequence of an act or a failure to take such act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would cause a material breach of this Agreement.
11.3    Fees and Expenses.
(a)    Except as otherwise provided herein, including with respect to fees and expenses of the Company and its Subsidiaries constituting Transaction Expenses, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses whether or not the Acquisition is consummated, except Purchaser shall pay the filing fee in connection with any filings required by the HSR Act.
ARTICLE XII

GENERAL PROVISIONS
12.1    Notices. All notices and other communications which are required or permitted hereunder shall be in writing and shall be deemed given if (a) on the date of delivery if delivered personally or sent by private courier or overnight mail service, or (b) on the date sent, if sent by electronic mail (i) upon written confirmation of receipt by e- mail or otherwise or (ii) when transmitted, if such notice specifically states that it is being delivered pursuant to this Section 12.1 and the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), in each case to the other Parties at the following addresses (including electronic) or at such other address for a Party as shall be specified by like notice:
if to Purchaser or (after the Closing) the Company, to it:
Progress Software Corporation
14 Oak Park Drive
Bedford, Massachusetts 01730
Attention: Stephen H. Faberman, Chief Legal Officer
Email: sfaberma@progress.com
with a copy (which shall not constitute notice) to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention:    Hal J. Leibowitz
    Andrew Bonnes
Email:    hal.leibowitz@wilmerhale.com
    andrew.bonnes@wilmerhale.com

if to the Sellers or Seller Representative or (prior to the Closing) the Company:
c/o Mill Point Capital
1177 Avenue of the Americas, 45th Floor
New York, New York 10036
Attention: Michael Duran, Managing Partner
Email: mduran@millpoint.com
with a copy (which shall not constitute notice) to:
Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Attention: Benjamin Kozinn
Email: bkozinn@lowenstein.com

12.2    Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, references to any gender include all genders. When a reference is made in this Agreement to an Exhibit or the Company Disclosure Letter, such reference shall be to an Exhibit or the Company Disclosure Letter to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. For the purposes of this Agreement, any matter that is disclosed in a Section or subsection of the Company Disclosure Letter shall be deemed to have been included in such other Section or subsection of the Company Disclosure Letter, notwithstanding the omission of an appropriate cross reference thereto, if it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Section or subsection of the Company Disclosure Letter. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The terms “either” and “or” are not exclusive unless the context otherwise requires. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days and years mean calendar days and calendar years, respectively, unless otherwise specified. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. Reference to any Contract are to that Contract as amended, modified or supplemented. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules and the Company Disclosure Letter annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day. Unless otherwise set forth herein, references in this Agreement to a particular Legal Requirement means such Legal Requirement as in effect, including any amendments, modifications or supplements thereto and includes any rules, regulations and delegated legislation issued thereunder. As used in this Agreement, unless the context would require otherwise, references to a Person are also to its permitted successors and assigns and references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP. When reference is made in this Agreement to information that has been “made available” to Purchaser, that shall consist of only the information that was (i) contained in the Company’s electronic data room no later than 5:00 p.m., Eastern time, on the Business Day prior to the date of this Agreement or (ii) delivered to Purchaser or its counsel.
12.3    Counterparts; Electronic Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery by electronic signature (in portable document format or .pdf) to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.
12.4    Entire Agreement; Third Party Beneficiaries. This Agreement, including the Exhibits and the Company Disclosure Letter hereto, and the Transaction Documents (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other Person any rights or remedies hereunder (except as specifically provided in this Agreement, including with respect to the D&O Indemnitees, Purchaser Indemnified Parties and Nonparty Affiliates who are intended to be express third party beneficiaries of the portions of this Agreement which pertain to them and of this ARTICLE XII).
12.5    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

12.6    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained herein, the Parties are entitled, in addition to any other remedy to which they are or may be entitled at law or in equity, to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post bond or other surety. The foregoing rights are in addition to and without limitation of any other remedy to which the Parties may be entitled at law or in equity. The Parties further agree not to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties hereby waives (a) the defense that a remedy at law would be adequate and (b) any requirement under any Legal Requirement to post a bond or other security as a prerequisite to obtaining equitable relief.
12.7    Governing Law; Exclusive Jurisdiction. This Agreement, and all Proceedings arising out of or in respect of this Agreement and the Transaction Documents (except as expressly provided in this Agreement or the other Transaction Documents, including matters specifically designated herein to be determined or resolved by the Accounting Firm), shall be governed by and construed in accordance with the domestic, substantive laws of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law. Except for matters specifically designated herein to be determined or resolved by the Accounting Firm, each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware, in Wilmington, Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding may be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding so brought. Each Party agrees that service of summons and complaint or any other process that might be served in any Proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 12.1. Nothing in this Section 12.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Legal Requirements. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law, including in any court of competent jurisdiction.
12.8    WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH

CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EACH OF THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
12.9    Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
12.10    Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties (which consent may not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement to a wholly-owned Subsidiary if such assignment does not require any new consents or approvals from any third party and such assignment shall not relieve Purchaser of its obligations hereunder. In the event of such an assignment, the term “Purchaser” shall be deemed to include such Subsidiary for all purposes. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
12.11    Amendment. This Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of Purchaser and the Seller Representative.
12.12    Extension; Waiver. At any time prior to the Closing, any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No failure or delay in exercising any right under this Agreement shall constitute a waiver of such right, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
12.13    Currency. All references to currency amounts in this Agreement shall mean United States dollars.
12.14    Certain Matters Regarding Representation of MPC, the Sellers and the Company.

(a)    Seller Counsel. Lowenstein Sandler LLP has acted as counsel for MPC, the Sellers, the Company and their respective Affiliates in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”) and in that connection not as counsel for any other Person, including Purchaser.
(b)    Acquisition Engagement. Any attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable to confidential communications between any one or more of MPC, the Sellers, the Company and their respective Affiliates, on the one hand, and Lowenstein Sandler LLP, on the other hand, in each case only to the extent solely relating to the Acquisition Engagement, shall be deemed to be attorney-client confidences that belong solely to MPC, the Sellers and their respective Affiliates (excluding the Purchased Entities) and not to the Purchased Entities, solely in the case of a dispute relating to this Agreement or the transactions contemplated herein in which the interests of the Seller Representative are adverse to those of Purchaser (an “Adverse Dispute). Without limiting the generality of the foregoing, upon and after the Closing, Lowenstein Sandler LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Purchased Entities or Purchaser by reason of any attorney-client relationship between Lowenstein Sandler LLP and any Purchased Entity or otherwise solely in the case of an Adverse Dispute unless otherwise directed by a court order or the order of any Governmental Authority; provided, however, that notwithstanding the foregoing, Lowenstein Sandler LLP shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Seller Representative and its Affiliates; provided that such representatives, accounts and advisors have a reasonable need to receive such attorney-client communications are instructed to maintain the confidence of such attorney-client communications).
(c)    Post-Closing Representation of MPC and the Sellers, Including Matters Relating to the Acquisition. If MPC, the Sellers and their respective Affiliates (excluding the Purchased Entities) so desire, and without the need for any consent or waiver by any Purchased Entity or Purchaser or any Affiliate of any of the foregoing, Lowenstein Sandler LLP shall be permitted to act as counsel to any of MPC, the Sellers and their respective Affiliates (excluding the Purchased Entities) after the Closing in connection with any matter related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto.
(d)    Cessation of Attorney-Client Relationship with the Company. Upon and after the Closing, the Company and its Subsidiaries shall cease to have any attorney-client relationship with Lowenstein Sandler LLP, including with respect to any matter arising after the Closing, unless Lowenstein Sandler LLP is specifically engaged in writing by the Company or any of its Subsidiaries to represent the Company or any of its Subsidiaries after the Closing.
(e)    Consent and Waiver of Conflicts of Interest. The Parties hereby expressly consent to the foregoing arrangements, on their own behalf and on behalf of their respective Affiliates.

12.15    Seller Representative.
(a)    Each of the Sellers hereby irrevocably appoints the Seller Representative (and any successor Seller Representative as appointed pursuant to this Section 12.15 from time to time) as its true and lawful attorney-in-fact, to act as its representative under this Agreement and the Escrow Agreement and, as such, to act as each such Seller’s agent (with full power of substitution) to take any action on each such Seller’s behalf with respect to all matters relating to this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby. Each Seller acknowledges that the appointment of the Seller Representative herein is coupled with an interest and may not be revoked. The Seller Representative accepts its appointment and authorization to act as attorney-in-fact and agent of the Sellers.
(b)    Purchaser will be entitled to rely upon as being binding upon each Seller any agreement, document, certificate or other instrument executed by the Seller Representative, and Purchaser will not be liable to any Seller for any action taken or omitted to be taken in such reliance, or otherwise in reliance upon the instructions or directions given, or actions taken, by the Seller Representative that are contemplated or permitted to be given or taken thereby by the terms of this Agreement. In all matters arising under this Agreement, the Seller Representative may rely on the advice of counsel, and the Seller Representative will not be liable to anyone for anything done, omitted, or suffered in good faith, by the Seller Representative based on such advice of counsel.
(c)    In furtherance of the appointment of the Seller Representative herein made, each Seller, fully and without restriction: (i) agrees (or, with respect to the Option Holders, by execution and delivery of an Option Surrender Agreement will agree) to be bound by all notices received and agreements and determinations made by and documents executed and delivered by the Seller Representative under this Agreement; and (ii) grants (or, with respect to the Option Holders, by execution and delivery of an Option Surrender Agreement will grant) the Seller Representative unlimited authority and power to (A) deliver to Purchaser all certificates and documents to be delivered to Purchaser by the Sellers pursuant to this Agreement, together with any certificates and documents executed by the Sellers and deposited with the Seller Representative for such purpose, (B) dispute or refrain from disputing any claim made by Purchaser under this Agreement or the Escrow Agreement, (C) negotiate and compromise any dispute which may arise under this Agreement or the Escrow Agreement, (D) pay any amounts due to Purchaser under this Agreement or the Escrow Agreement or due from the Seller Representative (on behalf of and for the account of Sellers) under this Agreement or the Escrow Agreement, (E) exercise or refrain from exercising any remedies available to the Sellers under this Agreement, (F) sign any releases or other documents with respect to any such dispute or remedy, (G) waive any condition contained in this Agreement, (H) give such instructions and do such other things and refrain from doing such other things as the Seller Representative, in its sole discretion, deems necessary or appropriate to carry out the provisions of this Agreement or the Escrow Agreement, (I) receive all amounts payable by Purchaser to the Sellers hereunder on behalf of the Sellers and, subject to clauses (J), (K) and (L) below, pay to each Seller such Seller’s Pro Rata Percentage of such amounts, (J) pay out of funds coming into the hands of the Seller Representative from or on behalf of Purchaser, all closing expenses of the Seller

Representative and Sellers, (K) retain such counsel, accountants and other professional advisors as the Seller Representative reasonably deems necessary to assist it in the performance of its duties hereunder and pay the fees, costs and expenses thereof out of the funds coming into the hands of the Seller Representative, including from any payment from or on behalf of Purchaser or from the Escrow Fund upon any distribution thereof, (L) retain out of funds coming into the hands of the Seller Representative from or on behalf of Purchaser or the Escrow Agent such amounts as the Seller Representative, in its sole discretion, deems appropriate to be held as reserves for expected or potential future expenses or liabilities of the Seller Representative or any of the Sellers hereunder and pay such amounts to such parties as it deems appropriate, and may retain funds out of the Escrow Fund upon any distribution thereof for such purposes, (M) to retain the Seller Representative Expense Funds until liquidated and to use the funds constituting the Seller Representative Expense Funds to satisfy the expenses of the Seller Representative in performing its duties hereunder and (in the discretion of the Seller Representative) to satisfy expenses and obligations of any of the Sellers arising out of, related to or incurred pursuant to transactions contemplated by this Agreement, and (N) determine whether or not to waive the Sellers’ attorney-client privilege with respect to any attorney-client privileged information or work product related to the negotiation and documentation of this Agreement and the transactions contemplated hereby or any rights and obligations of the Sellers hereunder or thereunder. Payments made by the Seller Representative under clauses (D), (I), (J), (K) and (M) above shall be considered to be paid by the Sellers based on their respective Pro Rata Percentages.
(d)    The Sellers, severally, based on their respective Pro Rata Percentages, and not jointly and severally, agree (or will agree) to indemnify the Seller Representative and to hold it harmless against any and all loss, liability or expense incurred without bad faith on the part of the Seller Representative and arising out of or in connection with the duties of the Seller Representative, including the reasonable costs and expenses incurred by the Seller Representative in defending against any claim or liability in connection herewith.
(e)    Purchaser shall be entitled to rely upon any action taken and any agreements or amendments entered into by the Seller Representative in its capacity as such as being the action taken or the agreement entered into by every Seller. Upon payment or delivery by Purchaser of any amounts required to be paid by Purchaser to the Seller Representative under this Agreement or the Escrow Agreement, Purchaser shall have no further obligations or liabilities to the Seller Representative or the Sellers with respect to such payment.
(f)    The Seller Representative Expense Funds shall be held by the Seller Representative to satisfy the expenses of the Seller Representative in performing its duties hereunder and (in the discretion of the Seller Representative) to satisfy expenses and obligations of any of the Sellers arising out of, related to or incurred pursuant to transactions contemplated by this Agreement. The Seller Representative may, from time to time in its sole discretion, reduce the amount of funds being held by the Seller Representative as, or disburse funds from, the Seller Representative Expense Amount.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

COMPANY:    MPC KAPPA HOLDINGS INC.
By:     /s/ Michael C. Duran
Name: Michael C. Duran
Title: Authorized Signatory

[Signature Page to Stock Purchase Agreement]

PURCHASER:    PROGRESS SOFTWARE CORPORATION
By:     /s/ Stephen H. Faberman
Name: Stephen H. Faberman
Title: Chief Legal Officer

[Signature Page to Stock Purchase Agreement]

SELLERS:     MPC KAPPA INVESTMENT LLC
By:     /s/ Michael C. Duran
Name: Michael C. Duran
Title: Authorized Signatory

BCOF CAPITAL, LP

By: /s/ Sengal Selassie
Name: Sengal Selassie
Title: Managing Member

By: /s/ Jennifer Patrickakos
Name: Jennifer Patrickakos
Title: Head of Loan Operations

BRIGHTWOOD CAPITAL FUND IV, LP

By: Brightwood Capital Fund Managers IV, LLC, its General Partner

By: /s/ Sengal Selassie
Name: Sengal Selassie
Title: Managing Member

By: /s/ Jennifer Patrickakos
Name: Jennifer Patrickakos
Title: Head of Loan Operations

BRIGHTWOOD CAPITAL FUND IV-U, LP

By: Brightwood Capital Fund Managers IV, LLC, its General Partner

By: /s/ Sengal Selassie
Name: Sengal Selassie
Title: Managing Member

By: /s/ Jennifer Patrickakos
Name: Jennifer Patrickakos
Title: Head of Loan Operations
[Signature Page to Stock Purchase Agreement]

BRIGHTWOOD CAPITAL OFFSHORE FUND
IV, LP

By: Brightwood Capital Fund Managers IV, LLC, its General Partner

By: /s/ Sengal Selassie
Name: Sengal Selassie
Title: Managing Member

By: /s/ Jennifer Patrickakos
Name: Jennifer Patrickakos
Title: Head of Loan Operations

BRIGHTWOOD CAPITAL OFFSHORE FUND
IV-U, LP

By: Brightwood Capital Fund Managers IV, LLC, its General Partner

By: /s/ Sengal Selassie
Name: Sengal Selassie
Title: Managing Member

By: /s/ Jennifer Patrickakos
Name: Jennifer Patrickakos
Title: Head of Loan Operations

MAIN STREET CAPITAL CORPORATION

By: /s/ Samuel Cashiola
Name: Samuel Cashiola
Title: Managing Director

MS PRIVATE LOAN FUND HOLDCO, LLC

By: /s/ Samuel Cashiola
Name: Samuel Cashiola
Title: Managing Director

[Signature Page to Stock Purchase Agreement]

By: /s/ Anthony Thompson
Anthony Thompson

By: /s/ Craig Adler
Craig Adler

By: /s/ Deirdre Sarsfield
Deirdre Sarsfield

By: /s/ Derry Heraty
Derry Heraty

By: /s/ George Lo
George Lo

By: /s/ Iain Kenney
Iain Kenney

By: /s/ Marguerite Leen
Marguerite Leen

By: /s/ Peter Melerud
Peter Melerud

By: /s/ Raymond Downes
Raymond Downes

By: /s/ Rick Marcotte
Rick Marcotte

By: /s/ Simon Roach
Simon Roach

By: /s/ Timothy A. Stone
Timothy A. Stone

[Signature Page to Stock Purchase Agreement]

SELLER REPRESENTATIVE:     MPC KAPPA INVESTMENT LLC

By:     /s/ Michael C. Duran
Name: Michael C. Duran
Title: Authorized Signatory

[Signature Page to Stock Purchase Agreement]